Filed Pursuant to Rule 424(b)(4)
Registration No. 333-107747 and 333-110044

Remarketing Prospectus Supplement

(To Prospectus dated October 3, 2003)

$344,975,000

THE PMI GROUP, INC.

5.568% Senior Notes due 2008

In November 2003, we issued senior notes with an aggregate principal amount of $345,000,000 bearing interest at 3.0% per annum, due 2008, referred to in this remarketing prospectus supplement as the senior notes, in connection with our issuance of 13,800,000 Corporate Units. The senior notes were issued as a component of Corporate Units that initially consisted of (1) a purchase contract to purchase from us no later than November 15, 2006, at a purchase price of $25, a number of newly issued shares of our common stock and (2) a senior note in the principal amount of $25.

This remarketing prospectus supplement relates to a remarketing of $344,975,000 aggregate principal amount of the senior notes on behalf of the holders of Corporate Units and holders of senior notes held separately from Corporate Units, if any, who elect to participate in the remarketing. In the remarketing, we will purchase $300,000,000 aggregate principal amount of the senior notes. We will retire all of the senior notes we purchase. Because we will cancel all of the senior notes we purchase in the remarketing, our purchase may adversely affect the liquidity of the remaining outstanding senior notes. See “Risk Factors—An active trading market for the senior notes may not develop, especially since we will purchase a substantial portion of the senior notes in the remarketing”.

The senior notes will mature on November 15, 2008. Interest on the senior notes is payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. The interest rate on the senior notes will be reset to 5.568% per annum, effective from and including August 15, 2006. For U.S. federal income tax purposes, we have treated and will continue to treat the senior notes as contingent payment debt instruments.

The senior notes are senior unsecured obligations of ours and rank equally with all of our other existing and future senior unsecured indebtedness. The senior notes were issued and are being remarketed in denominations of $25 and integral multiples of $25 in excess thereof.

Prior to this remarketing, there has been no public market for the senior notes. The senior notes will not be listed on any national securities exchange or any automated dealer quotation system.

Investing in the senior notes involves risks. See “ Risk Factors” beginning on page RS-4 of this remarketing prospectus supplement.

	Per Senior Note	Total
Price to the public(1)	99.7600%	$344,147,060
Remarketing fee to remarketing agent(2)	0.2488%	$858,220
Net proceeds to participating noteholders(3)	99.5112%	$343,288,840

(1)	Plus accrued interest from August 15, 2006, if settlement occurs after that date.
(2)	Equals 0.25% of the sum of the treasury portfolio purchase price and the separate senior notes purchase price. A portion of the remarketing fee will be reimbursed to us by the remarketing agent.
(3)	We will not receive any proceeds from the remarketing of the senior notes. See “Use of Proceeds” in this remarketing prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this remarketing prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The senior notes will be delivered through the book-entry facilities of The Depository Trust Company on or about August 15, 2006.

Remarketing Agent

Banc of America Securities LLC

August 10, 2006

ABOUT THIS REMARKETING PROSPECTUS SUPPLEMENT

You should read this remarketing prospectus supplement along with the accompanying prospectus. The information contained in this remarketing prospectus supplement supplements and supersedes any inconsistent information contained in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this remarketing prospectus supplement and, except as stated above, in the accompanying prospectus. We and the remarketing agent have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the remarketing agent are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained or incorporated by reference in this remarketing prospectus supplement is accurate as of the date on the front of this remarketing prospectus supplement only. Our business, prospects and consolidated financial condition and results of operations may have changed since that date.

Information contained on our web site does not constitute part of this remarketing prospectus supplement.

The PMI Group, Inc., our logo and other trademarks mentioned in this remarketing prospectus supplement are the property of their respective owners.

Remarketing Prospectus Supplement

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SUMMARY

The following summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes, included elsewhere in this remarketing prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference. You should carefully read this entire remarketing prospectus supplement, including the section entitled “Risk Factors”, the accompanying prospectus and the documents we have incorporated by reference, before making a decision to invest in the senior notes.

The PMI Group, Inc.

The PMI Group, Inc., or The PMI Group, is a global provider of credit enhancement products that promote homeownership and the provision of services essential to the building of strong communities. Our business includes:

•	U.S. Mortgage Insurance Operations. We offer mortgage insurance products in the United States that enable borrowers to buy homes with low down-payment mortgages. Our primary operating subsidiary, PMI Mortgage Insurance Co., including its affiliated U.S. mortgage insurance and reinsurance companies, collectively referred to as PMI, is a leading U.S. residential mortgage insurer. PMI owns 50% of CMG Mortgage Insurance Company, which offers mortgage insurance for loans originated by credit unions. PMI’s insurer financial strength is currently rated “AA” by Standard & Poor’s, or S&P, “AA+” by Fitch Ratings, or Fitch, and “Aa2” by Moody’s Investors Service, or Moody’s.

•	International Operations. We offer mortgage insurance and other credit enhancement products in Australia, New Zealand, Europe and Hong Kong. Through our Australian subsidiaries, we are one of the leading providers of mortgage insurance in Australia and New Zealand. Our European subsidiary, headquartered in Dublin, Ireland, offers mortgage insurance and mortgage credit enhancement products throughout Europe. We also reinsure residential mortgage insurance in Hong Kong. Our main Australian and European subsidiaries are both rated “AA” by S&P and Fitch. These Australian and European subsidiaries are also rated “Aa2” and “Aa3”, respectively, by Moody’s.

•	Financial Guaranty. We are the lead investor in FGIC Corporation, whose subsidiary, Financial Guaranty Insurance Company, collectively referred to as FGIC, provides financial guaranty insurance for public finance, structured finance and international obligations. FGIC is rated “AAA” by S&P and Fitch, and “Aaa” by Moody’s. We also have a significant interest in RAM Reinsurance Company, Ltd., or RAM Re, a financial guaranty reinsurance company based in Bermuda. RAM Re is rated “AAA” by S&P” and “Aa3” by Moody’s.

Our consolidated net income was $409.2 million for the year ended December 31, 2005 and $215.0 million for the six months ended June 30, 2006. As of June 30, 2006, our consolidated total assets were $5.3 billion and our consolidated shareholders’ equity was $3.3 billion.

We were incorporated under the laws of Delaware in 1972, our principal executive offices are located at 3003 Oak Road, Walnut Creek, California 94597-2098, and our telephone number is (925) 658-7878.

The Remarketing

Issuer	The PMI Group, Inc., a Delaware corporation.

Remarketed Senior Notes

$344,975,000 aggregate principal amount of 5.568% Senior Notes due 2008 on behalf of holders of Corporate Units and holders of senior notes held separately from Corporate Units, if any, who elect to participate in the remarketing.

Maturity	The senior notes will mature on November 15, 2008.

Interest

The interest rate on the senior notes will be reset to 5.568% per annum effective from and including August 15, 2006. Interest on the senior notes is payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. The first interest payment on the senior notes following the closing of the remarketing will be made on November 15, 2006.

Ranking

The senior notes are senior debt securities that are our direct, unsecured obligations and rank without preference or priority among themselves and equally with all of our existing and future unsecured senior indebtedness. See the section of this remarketing prospectus supplement entitled “Description of the Remarketed Senior Notes—General”.

Covenants

The indenture governing the senior notes does not contain provisions that afford holders of the senior notes protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect those holders. The indenture does not limit our ability to issue or incur other unsecured debt or issue preferred stock.

Use of Proceeds	We will not receive any proceeds from the remarketing of the senior notes. See the section of this remarketing prospectus supplement entitled “Use of Proceeds”.

Our Participation in the Remarketing	In the remarketing, we will purchase $300,000,000 aggregate principal amount of the senior notes available to be remarketed. We will retire all of the senior notes we purchase.

U.S. Federal Income Taxation	For U.S. federal income tax purposes, we have treated and will continue to treat the senior notes as contingent payment debt instruments. See “Certain United States Federal Income Tax Consequences”.

Listing	The senior notes will not be listed on any national securities exchange or automated dealer quotation system.

Remarketing Agent	Banc of America Securities LLC

Trustee, Registrar and Paying Agent	The Bank of New York Trust Company, N.A. (as successor to The Bank of New York)

RISK FACTORS

You should carefully consider the risks described below with the other information contained in this remarketing prospectus supplement, the accompanying prospectus and the information incorporated by reference before purchasing any of the senior notes. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, consolidated financial condition or results of operations could be materially and adversely affected. In that case the trading prices of the senior notes could decline substantially.

Risks Relating to the Senior Notes

An active trading market for the senior notes may not develop, especially since we will purchase a substantial portion of the senior notes in the remarketing.

There is currently no public market for the senior notes. We do not plan to list the senior notes on any national securities exchange or automated dealer quotation system and, consequently, an active trading market for the senior notes may not develop.

In addition, because we will purchase $300,000,000 aggregate principal amount of the senior notes to be remarketed, there will be only $45,000,000 aggregate principal amount of senior notes outstanding after the remarketing. If a sufficiently large number of senior notes do not remain outstanding, the trading market for the remaining senior notes sold in the remarketing may not be liquid and market prices may fluctuate significantly depending on the volume of trading in the senior notes. A security with a smaller “float” may command a lower price and trade with greater volatility or much less frequently than would a comparable security with a greater float. The liquidity of any trading market in the senior notes, and the market price quoted for the senior notes, also may be adversely affected by changes in the overall market for these securities and by changes in our financial performance or prospects. Moreover, we may determine from time to time in the future to purchase additional senior notes through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, which would further create a limited market for the senior notes.

We could enter into various transactions that could increase the amount of our outstanding indebtedness, or adversely affect our capital structure or credit ratings, or otherwise adversely affect holders of the senior notes.

The indenture governing the senior notes does not generally prevent us from entering into a variety of acquisition, change of control, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into any transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the senior notes.

We are a holding company with no significant business operations of our own, and as a result, our obligations under the senior notes will be effectively subordinated to the liabilities of our subsidiaries.

We are a holding company and conduct all of our business operations through our subsidiaries. As a result, our obligations, including our payment obligations on the senior notes, depend upon our subsidiaries’ cash flow and payments of funds to us by our subsidiaries. Our subsidiaries are not obligated to make funds available to us for payment on the senior notes or otherwise. Our subsidiaries’ ability to make any payments will depend on their earnings, ratings, the terms of their indebtedness, business and tax considerations and legal restrictions.

The senior notes are effectively subordinated to all existing and future indebtedness or other obligations of our subsidiaries, including liabilities to policyholders and to the creditors of our operating subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, the creditors of such subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise so that we can meet our obligations under the senior notes.

We may be unable to meet our obligations with respect to the senior notes because of significant restrictions on the abilities of our subsidiaries to pay dividends to us.

At maturity, the entire outstanding principal amount of the senior notes will become due and payable by us. At maturity, we may not have sufficient funds to pay the principal amount due. If we do not have sufficient funds on hand or available to us through the declaration and payment of dividends by our subsidiaries, we will need to seek additional financing to obtain the cash due upon maturity of the senior notes. Additional financing may not be available to us in the amounts necessary. Our ability to meet our obligations to you will depend in large part on the earnings of our respective subsidiaries and the payment of those earnings to us, in the form of dividends, loans or advances and through repayment of loans or advances from us.

PMI’s ability to pay dividends or make distributions or returns of capital to us is affected by state insurance laws, credit agreements, rating agencies, the discretion of insurance regulatory authorities, the terms of our runoff support agreement with Allstate Insurance Company, or Allstate, and capital support agreements with our subsidiaries. The laws of Arizona, the state of PMI’s domicile for insurance regulatory purposes, provide that PMI may pay out of any available surplus account, without prior approval of the Director of the Arizona Department of Insurance, dividends during any 12-month period not to exceed the lesser of 10% of policyholders’ surplus as of the preceding year end or the last calendar year’s net investment income. To pay dividends in excess of that amount, PMI must obtain the prior approval of the Director. In addition to Arizona, other states may limit or restrict PMI’s ability to pay shareholder dividends. For example, California and New York prohibit mortgage insurers from declaring dividends except from undivided profits remaining above the aggregate of their paid-in capital, paid-in surplus and contingency reserves. Under Arizona law, PMI would be permitted to pay dividends to The PMI Group of $51.1 million in 2006 without prior approval of the Arizona Director of Insurance provided that any such dividends are paid after the first anniversary of PMI’s 2005 dividends, the final installment of which was paid in December 2005. In June 2006, the Arizona Director of Insurance approved an extraordinary dividend of $250 million to be paid by PMI to The PMI Group.

It is possible that Arizona will adopt revised statutory provisions or interpretations of existing statutory provisions that will be more or less restrictive than those described above or will otherwise take actions that may further restrict the ability of PMI to pay dividends or make distributions or returns of capital.

PMI’s ability to pay dividends or make distributions or returns of capital to The PMI Group is also affected by the terms of our runoff support agreement with Allstate and PMI’s capital support agreements. Our runoff support agreement with Allstate prohibits PMI from paying any dividends if, after the payment of the dividend, PMI’s risk-to-capital ratio would equal or exceed 23 to 1. In addition, PMI has entered into capital support agreements with its European and Australian subsidiaries that could require PMI to make additional capital contributions to those subsidiaries in order to maintain their credit ratings. We have guaranteed the performance of PMI’s capital support obligations under those agreements. We may also guarantee the performance of PMI’s capital support obligations under similar agreements that it may enter into in the future. If PMI is required to make additional capital contributions to those subsidiaries, then the funds available for dividends, distributions and returns of capital to us will be reduced.

In addition to our consolidated subsidiaries, we may in the future derive funds from our unconsolidated equity investments, including our investment in FGIC Corporation, which is the parent corporation of Financial Guaranty Insurance Company. FGIC Corporation’s ability to pay dividends is subject to restrictions contained in applicable state insurance laws and regulations, FGIC Corporation’s certificate of incorporation, a stockholder agreement between us and the other investors in FGIC Corporation, and its 6.0% senior notes.

Any future borrowing arrangements or agreements to which we become a party may contain restrictions on, or prohibitions against, The PMI Group’s repayment of the senior notes. In the event that the maturity date occurs at a time when The PMI Group is prohibited from repaying the senior notes, The PMI Group could attempt to obtain the consent of the lenders under those arrangements to repay the senior notes or could attempt to refinance the borrowings that contain the restrictions. If The PMI Group does not obtain the necessary consents or refinance these borrowings, it will be unable to repay the senior notes.

The United States federal income tax consequences of the purchase, ownership and disposition of the senior notes are unclear.

Because of the manner in which the interest rate on the senior notes is reset, we have treated and will continue to treat the senior notes as indebtedness subject to the Treasury regulations governing contingent payment debt instruments. Under the contingent payment debt regulations, regardless of your method of accounting for U.S. federal income taxes, you generally are required to accrue interest income on the senior notes on a constant yield basis at an assumed yield that was determined at the time of issuance of the senior notes. Assuming that you report your income in a manner consistent with our discussion in the section of this remarketing prospectus supplement entitled “Certain United States Federal Income Tax Consequences”, the amount of income that you will recognize for U.S. federal income tax purposes in respect of the senior notes generally should correspond to the economic accrual of income to you and the amount of income you would have recognized on an accrual basis for U.S. federal income tax purposes if the senior notes were not subject to the contingent payment debt regulations. However, the proper application of the contingent payment debt regulations to the senior notes following the remarketing is uncertain in a number of respects, and no assurance can be given that the Internal Revenue Service will not successfully assert a different treatment of the senior notes that could affect the timing and character of income, gain or loss with respect to an investment in the senior notes.

You will be required to accrue original issue discount on the senior notes for United States federal income tax purposes.

Because of the manner in which the interest rate on the senior notes is reset, we have treated and will continue to treat the senior notes as contingent payment debt instruments subject to the “noncontingent bond method” for accruing original issue discount for United States federal income tax purposes. Assuming that the senior notes are so treated, you will be required to accrue original issue discount on the senior notes in your gross income on a constant yield-to-maturity basis, regardless of your usual method of tax accounting. Any gain on the disposition of a senior note on or prior to the date of the last scheduled interest payment within the six-month period subsequent to August 15, 2006 should be treated as ordinary interest income; thus, the ability to offset this interest income with a loss, if any, on a purchase contract may be limited. For additional tax risks relating to the senior notes, see “Certain United States Federal Income Tax Consequences—Tax Consequences to U.S. Holders”.

The trading price of the senior notes may not fully reflect the value of their accrued but unpaid interest.

The senior notes may trade at a price that does not fully reflect the value of their accrued but unpaid interest. If you dispose of your senior notes between record dates for interest payments, you will be required to include in gross income the daily portions of original issue discount through the date of disposition in income as ordinary income, and to add this amount to your adjusted tax basis in the senior notes disposed of. To the extent the selling price is less than your adjusted tax basis, you will recognize a loss.

Risks Relating to Our Business

If the volume of low down-payment home mortgage originations declines or if the number of mortgage loans originated that may be purchased by the GSEs declines, the amount of insurance that PMI writes could decrease, which could result in a decrease of our future revenue.

A decline in the volume of low down-payment mortgage originations could reduce the demand for private mortgage insurance and consequently, our revenues. The volume of low down payment mortgage originations is affected by, among other factors:

•	the level of home mortgage interest rates;

•	domestic economy and regional economic conditions;

•	consumer confidence; housing affordability;

•	the rate of household formation;

•	the rate of home price appreciation, which in times of heavy refinancing affects whether refinance loans have loan-to-value ratios that require private mortgage insurance; and

•	government housing policy.

Fannie Mae and Freddie Mac, or the GSEs, are the principal beneficiaries of PMI’s mortgage insurance policies and a decline in the number of low down payment mortgage loans originated that are purchased or securitized by the GSEs could adversely affect PMI’s revenues. The GSEs have lost market share in 2004 and 2005 due in part to a higher percentage of adjustable rate mortgages, which we refer to as ARMs, and reduced documentation loans originated in 2004 and 2005. Such loans are generally either retained by loan originators and not sold to the GSEs or are placed in mortgage-backed securities that are privately issued and not guaranteed by the GSEs.

If interest rates decline, home values increase or mortgage insurance cancellation requirements change, the length of time that PMI’s policies remain in force and our revenues could decline.

A significant percentage of the premiums PMI earns each year is generated from insurance policies written in previous years. As a result, a decrease in the length of time that PMI’s policies remain in force could cause our revenues to decline. Factors that lead to borrowers canceling their mortgage insurance include:

•	current mortgage interest rates falling below the rates on the mortgages underlying PMI’s insurance in force, which frequently results in borrowers refinancing their mortgages;

•	appreciation in the values of the homes underlying the mortgages PMI insures; and

•	the availability of alternative loan products, which provide borrowers with the opportunity to at least temporarily decrease their monthly loan payments.

If mortgage lenders and investors select alternatives to private mortgage insurance, such as piggyback loans, the amount of insurance that PMI writes could decline, which could reduce our revenues and profits.

Mortgage lenders have been increasingly structuring mortgage originations to avoid private mortgage insurance, primarily through the use of simultaneous seconds, piggybacks, 80/10/10’s, 80/15/5’s or 80/20 loans. Such mortgages are structured to include a first mortgage with an 80% loan-to-value ratio and a second mortgage with a loan-to-value ratio ranging from 5% to 20%. Over the past several years, the volume of these loans, or variations thereof, as alternatives to loans requiring mortgage insurance, has increased significantly and may continue to do so for the foreseeable future.

Other alternatives to private mortgage insurance include:

•	government mortgage insurance programs, including those of the Federal Housing Administration, or FHA, and the Veterans Administration, or VA;

•	member institutions providing credit enhancement on loans sold to a Federal Home Loan Bank, or FHLB;

•	lenders and investors holding mortgages in their portfolios and self-insuring;

•	mortgage lenders maintaining lender recourse or participation with respect to loans sold to the GSEs; and

•	investors using internal credit enhancements, such as credit default or interest rate swaps, overcollateralization and subordination, as partial or complete substitutes to private mortgage insurance in mortgage backed securitizations.

These alternatives, or new alternatives to private mortgage insurance that may develop, could reduce the demand for private mortgage insurance and cause our revenues and profitability to decline.

Although the FHLBs are not required to purchase insurance for mortgage loans, they currently use mortgage insurance on substantially all mortgage loans with a loan-to-value ratio above 80%. If the FHLBs were to purchase uninsured mortgage loans or increase the loan-to-value ratio threshold above which they require mortgage insurance, the market for mortgage insurance could decrease, and we could be adversely affected.

The risk-based capital rule applicable to the GSEs may allow large financial entities such as banks, financial guarantors, insurance companies and brokerage firms to provide or arrange for products that may efficiently substitute for some of the capital relief provided to the GSEs by private mortgage insurance. Our consolidated financial condition and results of operations could be harmed if the GSEs were to use these products in lieu of mortgage insurance. See also “Legislation and regulatory changes, including changes impacting the GSEs, could significantly affect PMI’s business and could reduce demand for private mortgage insurance” and “The implementation of new eligibility guidelines adopted by the GSEs could harm our profitability and reduce our operational flexibility”, below.

PMI reinsures a portion of its mortgage insurance default risk with lender-affiliated captive reinsurance companies, which reduces PMI’s net premiums written and earned.

Mortgage insurers including PMI offer products to lenders that are designed to allow them to participate in the risks and rewards of the mortgage insurance business. Many of the major mortgage lenders have established affiliated captive reinsurance companies. These captive reinsurance companies assume a portion of the risks associated with the lender’s insured mortgage loans in exchange for a percentage of the associated gross premiums. An increasing percentage of PMI’s primary flow insurance in force has been generated by customers with captive reinsurance companies. Because a number of our major customers have made the business decision to participate in the mortgage insurance business by establishing reinsurance companies, we believe that if PMI did not offer captive reinsurance agreements, PMI’s competitive position would suffer. Captive reinsurance agreements negatively impact PMI’s net premiums written and earned.

Economic factors have adversely affected and may continue to adversely affect PMI’s loss experience.

PMI’s loss experience has increased over the past year and could continue to increase in the year(s) to come as a result of:

•	national or regional economic recessions, including any economic downturns that may arise in local communities impacted by the 2005 hurricane season;

•	declining values of homes;

•	higher unemployment rates;

•	higher levels of consumer credit;

•	deteriorating borrower credit;

•	interest rate volatility;

•	war or terrorist activity; or

•	other economic factors.

PMI’s loss experience may increase as PMI’s policies continue to age.

We expect the majority of losses and loss adjustment expenses on insured loans in PMI’s current portfolio to occur during the second through the fourth years after loan origination. Primary insurance written from the period of January 1, 2002 through December 31, 2004 represented 57.7% of PMI’s primary risk in force as of December 31, 2005. Accordingly, a significant majority of PMI’s primary portfolio is in, or approaching, its peak loss years. We believe PMI’s loss experience could increase as PMI’s policies age. If the claim frequency on PMI’s risk in force significantly exceeds the claim frequency that was assumed in setting PMI’s premium rates, our consolidated financial condition and results of operations would be harmed.

Since PMI generally cannot cancel mortgage insurance policies or adjust renewal premiums, unanticipated claims could cause our financial performance to suffer.

PMI generally cannot cancel the mortgage insurance coverage that it provides or adjust renewal premiums during the life of a mortgage insurance policy. As a result, the impact of unanticipated claims generally cannot be offset by premium increases on policies in force or mitigated by non-renewal or cancellation of insurance coverage. The premiums PMI charges may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to PMI’s customers. An increase in the number or size of unanticipated claims could adversely affect our consolidated financial condition and results of operations.

Geographic concentration of PMI’s primary insurance in force could increase claims and losses and harm our financial performance.

We could be affected by economic downturns, natural disasters and other events in specific regions of the United States where a large portion of PMI’s business is concentrated. As of December 31, 2005, 10.3% of PMI’s primary risk in force was located in Florida, 7.4% was located in Texas and 6.9% was located in California. In addition, refinancing of mortgage loans can have the effect of concentrating PMI’s insurance in force in economically weaker areas of the U.S. As of December 31, 2005, 12.3% of PMI’s policies in force related to loans located in Michigan, Kentucky, Indiana and Ohio. Collectively these states experienced higher default rates in 2005 than other regions of the U.S.

The ultimate impact from the 2005 hurricane season is not yet known. Ongoing effects could increase claims and losses and harm our overall financial performance.

While the effects of the 2005 hurricane season negatively impacted our consolidated results of operations for the year ended December 31, 2005, primarily through loss reserve increases, we cannot predict whether the 2005 hurricane season will have a material adverse effect on our consolidated results of operations in the future. The lingering effects of the 2005 hurricane season in the future could, among other things, cause increased notices of delinquencies and claims and claim severity in affected areas, could reduce demand for mortgages and consequently mortgage insurance in the affected areas, and could require additional loss reserve increases by PMI.

The effects of the 2005 hurricane season could also negatively impact FGIC, RAM Reinsurance Company and CMG Mortgage Insurance Company, which would negatively affect our equity in earnings from those investments. The effects also could reduce the monthly payments we expect to receive in connection with the sale of our interest in SPS Holding Corp.

The premiums PMI charges for mortgage insurance on high LTV loans, ARMs, less-than-A quality loans, Alt-A loans, interest only loans and payment option ARMs, and the associated investment income, may not be adequate to compensate for future losses from these loans.

For the first six months of 2005 and 2006, PMI’s primary new insurance written and risk in force included higher percentages of:

•	Loans having a ratio of the original loan amount to the value of the property, or LTV, exceeding 97%, known as high LTV loans. At June 30, 2006, 15.2% of PMI’s primary risk in force consisted of high LTV loans, compared to 13.5% at June 30, 2005.

•	ARMs. At June 30, 2006, 20.4% of PMI’s primary risk in force consisted of ARMs, compared to 17.5% at June 30, 2005.

•	Alt-A loans. At June 30, 2006, 17.3% of PMI’s primary risk in force consisted of Alt-A loans, compared to 12.8% at June 30, 2005.

•	Interest only loans. At June 30, 2006, we estimate that approximately 8% of PMI’s primary risk in force consisted of interest only loans.

•	Payment option ARMs. At June 30, 2006, we estimate that approximately 4% of PMI’s primary risk in force consisted of payment option ARMs.

PMI also insures less-than-A quality mortgage loans. At June 30, 2006, 8.7% of PMI’s primary risk in force consisted of less-than-A quality loans, compared to 10.2% at June 30, 2005.

We expect higher default and claim rates for high LTV loans, ARMs, Alt-A loans, interest only loans, payment option ARMs, and less-than-A quality loans. Although we attempt to incorporate these higher default and claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will prove adequate to compensate for future losses from these loans.

Our loss reserves may be insufficient to cover claims paid and loss-related expenses incurred.

We establish loss reserves to recognize the liability for unpaid losses related to insurance in force on mortgages that are in default. These loss reserves are regularly reviewed and are based upon our estimates of the claim rate and average claim amounts, as well as the estimated costs, including legal and other fees, of settling claims. Any adjustments, which may be material, resulting from these reviews are reflected in our consolidated results of operations. Our consolidated financial condition and results of operations could be harmed if our reserve estimates are insufficient to cover the actual related claims paid and loss-related expenses incurred.

PMI delegates underwriting authority to mortgage lenders which could cause PMI to insure mortgage loans that do not conform to its underwriting guidelines, and thereby increase claims and losses.

A significant percentage of PMI’s new insurance written is underwritten pursuant to a delegated underwriting program under which, subject to routine audit, certain mortgage lenders may determine whether mortgage loans meet PMI’s program guidelines and commit us to issue mortgage insurance. We may expand the availability of delegated underwriting to additional customers. If an approved lender commits us to insure a mortgage loan, PMI generally may not refuse, except in limited circumstances, to insure, or rescind coverage on, that loan even if it reevaluates that loan’s risk profile and determines the risk profile to be unacceptable or the lender fails to follow PMI’s delegated underwriting guidelines.

If we fail to properly underwrite mortgage loans when we provide contract underwriting services, we may be required to provide monetary and other remedies to the customer.

Our subsidiary PMI Mortgage Services Co., or MSC, provides contract underwriting services for a fee. As a part of the contract underwriting services, MSC provides monetary and other remedies to its customers in the event that it fails to properly underwrite a mortgage loan. As a result, we assume credit and, to a lesser extent, interest rate risk in connection with our contract underwriting services. Generally, the remedies provided by MSC are in addition to those contained in PMI’s master policies. Contract underwriting services apply to a significant percentage of PMI’s insurance in force and the costs relating to the investigation and/or provision of remedies could have a material adverse effect on our consolidated financial condition and results of operations. Worsening economic conditions or other factors that could increase PMI’s default rate could also cause the number and severity of remedies to increase.

Our revenues and profits could decline if PMI loses market share as a result of industry competition or if our competitive position suffers as a result of our inability to introduce and successfully market new products and programs.

The principal sources of PMI’s competition include other private mortgage insurers, one of which is a wholly-owned subsidiary of a well-capitalized, diversified public company with direct or indirect capital reserves that provide it with potentially greater resources than we have as well as the various alternatives to private mortgage insurance discussed above. See also, “If mortgage lenders and investors select alternatives to private mortgage insurance, such as piggyback loans, the amount of insurance that PMI writes could decline, which could reduce our revenues and profits”, above.

With respect to PMI’s structured transaction channel, PMI competes with other external credit enhancers, primarily other private mortgage insurers and financial guarantors, as well as with capital markets participants, including aggregators and loan originators, who are continually devising new forms of structures in which to securitize mortgage loans without external credit enhancement, including private mortgage insurance. To successfully compete in the structured finance arena, PMI must introduce competitive new products and programs and maintain its competitive pricing. If PMI is unable to successfully compete with other private mortgage insurers, other external credit enhancers and the various other private mortgage insurance alternatives, or if we experience delays in introducing competitive new products and programs or if these products or programs are less profitable than our existing products and programs, our business will suffer.

The risk-based capital rule issued by the Office of Federal Housing Enterprise Oversight could require us to obtain a claims-paying ability rating of “AAA” and could cause PMI’s business to suffer.

The Office of Federal Housing Enterprise Oversight, the agency which currently regulates the GSEs, or OFHEO, has issued a risk-based capital rule that treats credit enhancements issued by private mortgage insurance companies with claims-paying ability ratings of “AAA” more favorably than those issued by private mortgage insurance companies with “AA” ratings. PMI Mortgage Insurance Co. has been assigned financial strength ratings of “AA” by S&P, “AA+” by Fitch and “Aa2” by Moody’s. The rule also provides capital guidelines for the GSEs in connection with their use of other types of credit protection counterparties in addition to mortgage insurers. Although it has not occurred to date, if the rule resulted in the GSEs increasing their use of either “AAA” rated mortgage insurers instead of “AA” rated entities or credit protection counterparties other than mortgage insurers, our consolidated financial condition and results of operations could be adversely affected. OFHEO has announced its intention to review its risk-based capital rule in 2007.

Legislation and regulatory changes, including changes impacting the GSEs, could significantly affect PMI’s business and could reduce demand for private mortgage insurance.

Mortgage origination transactions are subject to compliance with various federal and state consumer protection laws, including the Real Estate Settlement Procedures Act of 1974, or RESPA, the Equal Credit

Opportunity Act, the Fair Housing Act, the Homeowners Protection Act, the Fair Credit Reporting Act, or FCRA, the Fair Debt Collection Practices Act and others. Among other things, these laws prohibit payments for referrals of settlement service business, require fairness and non-discrimination in granting or facilitating the granting of credit, require cancellation of insurance and refunding of unearned premiums under certain circumstances, govern the circumstances under which companies may obtain and use consumer credit information, and define the manner in which companies may pursue collection activities. Changes in these laws or regulations could adversely affect the operations and profitability of our mortgage insurance business.

Congress is considering proposed legislation which is intended to be a comprehensive overhaul of the GSEs’ existing regulatory structure and encompasses substantially all of the GSEs’ operations, including their affordable housing initiatives, the GSEs’ products and marketing activities, the GSEs’ minimum capital standards, and their risk-based capital requirements. The passage of such legislation in the future could limit the growth of the GSEs, which could result in a reduction in the size of the mortgage insurance market. We do not know what form, if any, such legislation will take, if any, or, if it is enacted, its impact, if any, on our financial condition and results of operations.

In July 2002, the Department of Housing and Urban Development, or HUD, proposed a rule under RESPA that, if implemented as proposed, would have, among other things, given lenders and other packagers the option of offering a Guaranteed Mortgage Package, or GMP, or providing a good faith estimate of settlement costs subject to a 10% tolerance level. The proposed rule provided that qualifying packages were entitled to a “safe harbor” from litigation under RESPA’s anti-kickback rules. Mortgage insurance would have been included in the package to the extent an upfront premium is charged. Inclusion in the package could have caused mortgage insurers to experience reductions in the prices of their services or products. HUD withdrew that proposed rule in March 2004. In late 2004, HUD announced that it will submit a new proposed rule under RESPA to the Office of Management and Budget for review. In June 2006, the Secretary of HUD indicated that the agency was in the final stages of preparing its proposed RESPA rule. We do not know what form, if any, the rule will take or whether it will be approved.

In addition, increases in the maximum loan amount or other features of the FHA mortgage insurance program can reduce the demand for private mortgage insurance. Legislation to reform the FHA, including an increase in FHA’s base maximum loan limits and allowing FHA to use risk-based pricing when setting its mortgage insurance premiums, is currently pending in Congress. We do not know what form such legislation will take, if any, or, if it is enacted, its impact, if any, on our financial condition and results of operations. Future legislative and regulatory actions could decrease the demand for private mortgage insurance, which could harm our consolidated financial condition and results of operations.

PMI could lose premium revenue if the GSEs reduce the level of private mortgage insurance coverage required for low down payment mortgages or reduce their need for mortgage insurance.

The GSEs are the beneficiaries on a substantial majority of the insurance policies we issue as a result of their purchases of qualifying mortgage loans from lenders or investors. The GSEs offer programs that require less mortgage insurance coverage on mortgages approved by their automated underwriting systems. They also have reduced coverage requirements for certain expanding market products. If the reduction in required levels of mortgage insurance becomes widely accepted by mortgage lenders, or if the GSEs further reduce mortgage insurance coverage requirements for loans they purchase, PMI’s premium revenue would decline and our consolidated financial condition and results of operations could suffer.

Products introduced by the GSEs, if widely accepted, could harm our profitability.

The GSEs have products for which they will, upon receipt from lenders of loans with primary insurance, restructure the mortgage insurance coverage by reducing the amount of primary insurance coverage and adding a second layer of insurance coverage, usually in the form of pool insurance. Under these programs, the GSEs may provide services to the mortgage insurer and the mortgage insurer may be required to pay fees to the GSEs for the benefits provided through the reduced insurance coverage or the services provided. If they become widely accepted, these products could harm our consolidated financial condition and results of operations.

Lobbying activities by large mortgage lenders calling for expanded federal oversight and legislation relating to the role of the GSEs in the secondary mortgage market could damage PMI’s relationships with those mortgage lenders and the GSEs.

The GSEs, mortgage lenders and PMI jointly develop and make available various products and programs. These arrangements involve the purchase of PMI’s mortgage insurance products and frequently feature cooperative arrangements between the parties. FM Policy Focus, a lobbying organization representing financial services and housing-related trade associations, including the Mortgage Insurance Companies of America, supports increased federal oversight of the GSEs. The GSEs have criticized the activities of FM Policy Focus. FM Policy Focus, the GSEs and other groups are engaged in extensive lobbying activities with respect to the legislation pending in Congress that would change the way GSEs are regulated. These activities could polarize Fannie Mae, Freddie Mac, members of FM Policy Focus, PMI’s customers and us. Any such polarization could limit PMI’s opportunities to do business with the GSEs as well as with some mortgage lenders. Either of these outcomes could harm our consolidated financial condition and results of operations.

The implementation of new eligibility guidelines by the GSEs could harm our profitability and reduce our operational flexibility.

Effective January 2005, Fannie Mae revised its approval requirements for mortgage insurers, including PMI, with new guidelines for borrower-paid and lender-paid mortgage insurance. These requirements became effective for PMI on January 1, 2005. The guidelines cover substantially all areas of PMI’s mortgage insurance operations, require the disclosure of certain activities and new products, give Fannie Mae the right to purchase mortgage insurance from other than existing approved mortgage insurers, including insurers that are either rated below “AA” or are unrated, and provide Fannie Mae with increased rights to revise the eligibility standards of insurers. Future changes in the guidelines of the GSEs could reduce PMI’s operational flexibility and cause our profitability to suffer.

Our business and financial performance could suffer if PMI were to lose the business of a major customer.

Through their various origination channels, PMI’s top ten customers accounted for 62.0% of PMI’s premiums earned in the second quarter of 2006. A single customer represented 11.2% of PMI’s earned premiums in the second quarter of 2006 and 11.8% in the year ended 2005. Mortgage insurers, including PMI, may acquire significant percentages of their business through negotiated, structured transactions (including bulk primary insurance, modified pool insurance and captive reinsurance) with a limited number of customers. The loss of a significant customer could reduce our revenue, and if not replaced, harm our consolidated financial condition and results of operations.

The U.S. mortgage insurance industry and PMI are subject to litigation risk.

The mortgage insurance industry and PMI face litigation risk in the ordinary course of operations, including the risk of class action lawsuits. Consumers are bringing a growing number of lawsuits against home mortgage lenders and settlement service providers. In recent years, mortgage insurers, including PMI, have been involved in litigation alleging violations of RESPA and FCRA. PMI is subject to several lawsuits in which plaintiffs seek large or indeterminate amounts of damages, including punitive damages, which may remain unknown or unresolved for substantial periods of time.

In September 2005, an action against PMI was filed in the federal district court of the Northern District of California entitled Hogan, et al. v. PMI Mortgage Insurance Company. In the action, the plaintiffs seek certification of a nationwide class of consumers and allege that they were required to pay for private mortgage insurance written by PMI at rates greater than PMI’s “best available rate”. The action seeks, among other relief, actual and statutory damages and declaratory and injunctive relief. On January 4, 2006, plaintiffs filed an amended complaint in the action, which adds additional claims under state law and FCRA, alleging that PMI did not have a permissible purpose to access the plaintiffs’ credit information. PMI cannot predict the outcome of this or any similar litigation and cannot be sure what impact, if any, this or similar litigation will have on our consolidated financial position, results of operations or cash flows. An action alleging similar causes of action, filed against PMI in February 2006 in federal district court in Montgomery, Alabama, was dismissed with prejudice on May 26, 2006. The plaintiffs’ last day to file a notice of appeal in the Eleventh Circuit was June 26, 2006. The plaintiffs did not file a notice of appeal by that date.

In the past, a number of lawsuits have challenged the actions of private mortgage insurers, including PMI, under RESPA, alleging that the insurers have provided products or services at improperly reduced prices in return for the referral of mortgage insurance. RESPA precludes PMI from providing services or products to mortgage lenders free of charge, charging fees for services that are lower than their reasonable or fair market value, and paying fees for services that others provide that are higher than their reasonable or fair market value, in exchange for the referral of settlement services. In the future, we cannot predict whether other civil, regulatory or criminal actions might be brought against us or other mortgage insurers. Any such proceedings could have an adverse effect on our consolidated financial condition, results of operations or cash flows.

The U.S. mortgage insurance industry and PMI are subject to regulatory risk and have been subject to recent scrutiny relating to the use of captive reinsurance arrangements and other products and services.

PMI and the mortgage insurance industry are also subject to comprehensive, detailed regulation by state insurance departments. Although their scope varies, state insurance laws generally grant broad powers to supervisory agencies and officials to examine and investigate insurance companies and to enforce rules or exercise discretion touching almost every aspect of PMI’s business. Recently, the insurance industry has become the focus of increased scrutiny by regulatory and law enforcement authorities concerning certain practices, including captive reinsurance arrangements. Increased federal or state regulatory scrutiny could lead to new legal precedents, new regulations or new practices, or regulatory actions or investigations, which could adversely affect PMI’s business and its financial condition and results of operation.

In 2005, PMI, certain of our other mortgage insurance subsidiaries, and CMG Mortgage Insurance Company (collectively, “the MIs”) each responded to a request from the New York Insurance Department, or the NYID, for information regarding captive reinsurance arrangements. In a February 2006 letter that we believe was addressed to other mortgage insurers as well as us, the NYID requested additional information regarding captive reinsurance arrangements, including the business purpose of those arrangements. The NYID also requested that we review the premium rates currently in use in New York based upon recent years’ experience. The letter states that if we believe that recent years’ experience would not alter the rates being charged, we should provide a detailed explanation, in addition to an actuarial opinion, as to the assumptions underlying such position. If recent years’ experience would alter the rates being charged, the letter states that we must file adjusted rates with the NYID. We have responded to the NYID’s February 2006 letter, which response is still pending.

In January 2006, PMI received an administrative subpoena for information from the Minnesota Department of Commerce primarily regarding captive reinsurance arrangements. We have provided the Minnesota Department of Commerce with information about such arrangements and other products and services pursuant to this subpoena and will be providing additional information in the future. Other federal and state regulatory agencies, including state insurance departments, attorneys general or other regulators may also request information regarding captive reinsurance arrangements or other of our products and services.

We cannot predict whether the New York Insurance Department’s requests or the Minnesota Department of Commerce’s administrative subpoena will lead to further inquiries, or investigations, of these matters, or the scope, timing or outcome of any inquiry or actions by those Departments or any inquiry or actions that may be commenced by state insurance departments, attorneys general or other regulators.

A downgrade of PMI’s insurer financial strength ratings could materially harm our financial performance.

PMI’s insurer financial strength is currently rated “AA” by S&P, “AA+” by Fitch, and “Aa2” by Moody’s. These ratings may be revised or withdrawn at any time by one or more of the rating agencies and are based on factors relevant to PMI’s policyholders and are not applicable to our common stock, the senior notes or other capital instruments. The rating agencies could lower or withdraw our ratings at any time as a result of a number of factors, including: underwriting or investment losses; the necessity to make capital contributions to our subsidiaries pursuant to capital support agreements; other developments negatively affecting PMI’s risk-to-capital ratio, financial condition or results of operations; or changes in the views or modeling of rating agencies of our risk profile or of the mortgage insurance industry.

If PMI’s insurer financial strength rating for two out of the following three rating agencies falls below “AA-” from S&P or Fitch, or “Aa3” from Moody’s, investors, including Fannie Mae and Freddie Mac, may not purchase mortgages insured by PMI. Such a downgrade from any of the rating agencies could also negatively affect our ability to compete in the capital markets, our holding company ratings or the ratings of our other licensed insurance subsidiaries. Any of these events would harm our consolidated financial condition and results of operations.

Our ongoing ability to pay dividends to our shareholders and meet our obligations primarily depends upon the receipt of dividends and returns of capital from our insurance subsidiaries.

We are a holding company and conduct all of our business operations through our subsidiaries. Our principal sources of funds are dividends from our insurance subsidiaries and funds that may be raised from time to time in the capital markets. Factors that may affect our ability to maintain and meet our capital and liquidity needs as well as to pay dividends to our shareholders include: the level and severity of claims experienced by our insurance subsidiaries; the performance of the financial markets; standards and factors used by various credit rating agencies; financial covenants in our credit agreements; and standards imposed by state insurance regulators relating to the payment of dividends by insurance companies.

In addition, a protracted economic downturn, or other factors, could cause issuers of the fixed-income securities that we, FGIC and RAM Re own to default on principal and interest payments, which could cause our investment returns and net income to decline and reduce our ability to satisfy all of our capital and liquidity needs.

If we are unable to keep pace with the technological demands of our customers or with the technology-related products and services offered by our competitors, our business and financial performance could be significantly harmed.

Participants in the mortgage lending and mortgage insurance industries rely on e-commerce and other technology to provide and expand their products and services. Our customers generally require that we provide our products and services electronically via the Internet or electronic data transmission, and the percentage of our new insurance written and claims processing which is delivered electronically has increased. We expect this trend to continue, and accordingly, we believe that it is essential that we continue to invest substantial resources in maintaining electronic connectivity with our customers and, more generally, in e-commerce and technology. Our business may suffer if we do not keep pace with the technological demands of our customers and the technological capabilities of our competitors.

The implementation of the Basel II Capital Accord may limit the domestic and international use of mortgage insurance.

The Basel II Capital Accord, the Basel Committee on Banking Supervision’s proposal to implement a new international capital accord, will affect the capital treatment provided to mortgage insurance by domestic and international banks in both their origination and securitization activities. Accordingly, the Basel II provisions related to residential mortgages and mortgage insurance could alter the competitive positions and financial performance of mortgage insurers as well as the capital available to our bank customers for their mortgage origination and securitization activities.

PMI’s opportunities to participate in structured transactions, and U.S. financial institutions preferences with respect to mortgage insurance, may be significantly impacted by the implementation in the United States of Basel II and any interim capital accord. U.S. federal banking agencies have jointly announced that the U.S. implementation of Basel II will be delayed until at least 2008 and proposed an interim capital accord (known as Basel 1A) that has not been finalized. U.S. implementation of Basel II standards for credit risk exposures, including residential mortgages, is focused on application of the Advanced Internal Rating Based (A-IRB) approach by large internationally active banking organizations. U.S. bank supervisors have indicated their intent to recognize the loss mitigating impacts of private mortgage insurance policies for banking organizations computing minimum capital requirements under the A-IRB approach.

The Australian Prudential Regulation Authority, or APRA, the primary regulator of our Australian mortgage insurance operations, intends to implement Basel II capital requirements for financial institutions effective January 1, 2008. Such implementation may have a significant impact on the future market acceptance of mortgage insurance in Australia. APRA’s Basel II proposals, if adopted as proposed, could reduce the available market for mortgage insurance among our Australian mortgage insurance operation’s bank customers. It is not known at this time whether APRA will revise its Basel II proposals in response to comments received.

Currently, European banking supervisors are in the process of deciding how mortgage insurance will be recognized as a risk mitigant for bank capital requirements. In October 2005, the European Union adopted new legislation, the Capital Requirements Directive, or CRD, which provides a revised framework for EU member nation banking supervisors to implement new Basel II risk based capital guidelines starting in 2007. The CRD prescribes standard criteria for credit risk mitigation instruments eligible to provide banks with risk relief. We believe the CRD facilitates recognition of mortgage insurance benefits for European banks under certain circumstances. The CRD is subject to further clarification by the European Commission and incorporation into the regulatory framework of EU member countries.

Our consolidated results of operations could suffer if demand for our mortgage insurance products was diminished as a result of the failure to give appropriate capital recognition to mortgage insurance.

Our international insurance subsidiaries subject us to numerous risks associated with international operations.

We have subsidiaries in Australia, New Zealand, Europe and Hong Kong. We have committed and may in the future commit additional significant resources to expand our international operations. Accordingly, in addition to the general economic and insurance business-related factors discussed above, we are subject to a number of risks associated with our international business activities. These risks include: the need for regulatory and third-party approvals; challenges in attracting and retaining key foreign-based employees, customers and business partners in international markets; economic downturns in targeted foreign mortgage origination markets; interest rate volatility in a variety of countries; unexpected changes in foreign regulations and laws; the burdens of complying with a wide variety of foreign laws; potentially adverse tax consequences; restrictions on the repatriation of earnings; foreign currency exchange rate fluctuations; potential increases in the level of defaults and claims on policies insured by foreign-based subsidiaries; the need to successfully develop and market products appropriate to the foreign market, including the development and marketing of credit enhancement products to European lenders and for mortgage securitizations.

PMI Australia is subject to many of the same risks facing PMI.

Like PMI, the financial results of our Australian and New Zealand mortgage insurance operations, or PMI Australia, are affected by domestic and regional economic conditions, including movements in interest and unemployment rates, and property value fluctuations. These economic factors could impact PMI Australia’s loss experience or the demand for mortgage insurance in the markets PMI Australia serves. PMI Australia is also subject to significant regulation. PMI Australia’s primary regulator, APRA, has recently issued regulations or sought comment on proposals to, among other things, increase the capital requirements for lenders mortgage insurance companies, change the requirements for acceptable lenders mortgage insurers, and increase compliance and governance requirements for general insurers including lenders mortgage insurers. In addition to these regulations and proposals, PMI Australia is likely to face new competition in the future. Such competition may take a number of forms including domestic and off-shore lenders mortgage insurers, reinsurers of residential mortgage credit risk, increased risk appetite from lender owned captive insurers and non insurance forms of credit risk transfer. New market competitors have the potential to impact PMI Australia’s market share and to impact pricing of credit risk in the market as a whole.

PMI Australia had revenues of $170.8 million in 2005, representing 15.3% of our consolidated revenues. PMI Australia’s five largest customers provided 62.9% of PMI Australia’s gross premiums written in 2005 and one of these customers represented the majority of this percentage. As a result of APRA’s new capital requirements for lenders mortgage insurers, this customer will restructure, subject to its board of directors’ approval, its captive reinsurance arrangement with PMI Australia. We believe this restructuring will negatively impact PMI Australia’s premiums written in 2007. In addition, future losses of significant customers’ business, if not replaced, could harm PMI Australia’s results of operations. PMI Australia’s claims and loss ratio is increasing to a more normalized level and will likely maintain that upward trend in 2007. A significant increase in PMI Australia’s claims could harm our financial condition and results of operations.

PMI Australia is currently rated “AA” by S&P and Fitch and “Aa2” by Moody’s. These ratings are based in part upon a capital support agreement between PMI and PMI Australia and a guarantee of that agreement by The PMI Group. Termination or amendment of this support structure could negatively impact PMI Australia’s ratings. PMI Australia’s business is dependent on maintaining its ratings. Any negative impact on its ratings will negatively affect its financial results.

We may not be able to execute our strategy to expand our European operations.

We have devoted resources to expand our European operations, PMI Europe, and we plan to continue these efforts. The success of our efforts will depend partly upon legislative and regulatory policies in Europe that support homeownership and provide capital relief for institutions that obtain credit enhancement with respect to their mortgage loan portfolios. If European legislative and regulatory agencies do not adopt such policies, our European operations may be adversely affected.

PMI Europe had revenues of $30.2 million in 2005, representing 2.7% of our consolidated revenues. PMI Europe is currently rated “AA” by S&P and Fitch and “Aa3” by Moody’s. These ratings are based in part upon a capital support agreement between PMI and PMI Europe and a guarantee of that agreement by The PMI Group. Termination or amendment of this support structure could negatively impact PMI Europe’s ratings. PMI Europe’s business is dependent on maintaining its ratings. Any negative impact on its ratings will negatively affect its overall financial results.

The performance of our equity investees could harm our consolidated financial results.

We have made significant investments in the equity securities of privately-held companies, including FGIC Corporation, the parent of Financial Guaranty Insurance Company, a financial guaranty insurer; and RAM

Holdings Ltd., which is the holding company for RAM Re, a financial guaranty reinsurance company based in Bermuda.

Our investments in FGIC and RAM Re are accounted for on the equity method of accounting in our consolidated financial statements. The nature of the businesses conducted by these companies differs significantly from our core business of providing residential mortgage insurance. These companies are subject to a number of significant risks that arise from the nature of their businesses. Some of the various risks affecting FGIC are discussed below. Because we do not control these companies, we are dependent upon the management of these companies to independently operate their businesses and report their financial results, and, accordingly, we may be unable to take actions unilaterally to avoid or mitigate those risks. In addition, any prospective or retroactive change in their financial reporting could affect our financial condition and results of operations. Such changes could occur as a result of, among other things, changes in accounting principles or comments made by regulatory agencies, including the SEC in connection with its ordinary course review of filings made with it.

As a significant portion of our consolidated net income is derived from FGIC and its financial guaranty business, we are subject to various risks and uncertainties associated with the financial guaranty business.

A significant portion of our consolidated net income is derived from FGIC and its financial guaranty business. Accordingly, we are subject to the risks and uncertainties associated with that business. In addition, FGIC has historically operated its financial guaranty business principally in limited portions of the public finance and structured finance markets. FGIC has expanded its business lines and products into markets and asset classes that historically have experienced higher default rates than those in which it has historically operated. The risks and uncertainties to which we may be exposed as a result of the FGIC acquisition include the following, among others:

•	FGIC’s ability to attract new business and to compete with other large, triple-A rated monoline financial guarantors is largely dependent on the triple-A financial strength ratings assigned to it by the major rating agencies. FGIC’s current ratings may be lowered or withdrawn at any time by one or more of the rating agencies. FGIC’s ability to compete or otherwise engage in its business as currently conducted, and FGIC’s consolidated results of operations and financial condition, would be materially and adversely affected by any reduction in FGIC’s ratings or the announcement of a potential reduction or change in outlook.

•	Prior to 2005, FGIC operated its financial guaranty business principally in the public finance market and, to a limited extent, the structured finance market in the United States. However, in 2005 FGIC continued its expansion into new markets both domestically and internationally. Unanticipated issues may arise in the implementation of FGIC’s strategy, which could impair its ability to expand its business as expected. In addition, any expansion of its business may be subject to challenges in attracting and retaining employees with relevant experience, establishing name recognition in new markets and gaining knowledge of those markets and asset classes. The execution of FGIC’s expansion plans could result in it having greater losses than those it has historically experienced.

•	FGIC is subject to extensive competition from other monoline financial guaranty insurance companies, other providers of third-party credit enhancement and providers of alternative transaction structures and executions that do not use financial guaranty insurance. We cannot be sure that FGIC will be able to continue to compete effectively in its current markets or in any markets or asset classes into which it expands.

•	Demand for financial guaranty insurance is constantly changing and is dependent upon a number of factors, including changes in interest rates, regulatory changes and supply of bond issues. A general reduction in demand for financial guaranty insurance could harm FGIC’s consolidated results of operations and business prospects.

•	The financial guaranty business is subject to extensive regulation. Future legislative, regulatory or judicial changes affecting the financial guaranty industry or public finance or structured finance markets, including changes in tax laws, could adversely affect FGIC’s business.

•	FGIC’s loss reserves are necessarily based on estimates and subjective judgments about the outcome of future events. We cannot be sure that losses in FGIC’s insured portfolio will not exceed by a material amount the loss reserves previously established by FGIC or that additional significant reserves will not need to be established.

•	FGIC’s structured finance portfolio contains concentrations of individual issuers and servicers of those obligations as well as a concentration of mortgage-related securities. FGIC also has a number of individual large exposures to single obligors in its public finance portfolio, concentration in infrastructure sectors, and concentrations in certain geographic areas. An adverse event or series of events with respect to one or more of these concentrations that is more severe than the assumptions used by FGIC in its stress scenario at the time of the underwriting of the related credit could result in disproportionate and significant losses to FGIC and could harm its consolidated financial position and results of operations.

•	FGIC’s exposure to insuring public finance obligations relating to airports has experienced increased stress as a result of terrorism and general global unrest, including a downgrading of the ratings of some of those issuers. Other sectors currently insured by FGIC or into which FGIC may expand could also see direct increased stress as a result of terrorism and general global unrest. FGIC may incur material losses due to such exposures if the economic stress caused by such events is more severe than FGIC currently foresees or has assumed or will assume in the future in underwriting its exposures.

As of December 31, 2005, 7.3% of our U.S. investment portfolio consists of FGIC-insured non-refunded bonds. As a result of our investment in FGIC, we have amended our investment policy to provide that no more than 15% of our U.S. investment portfolio consists of FGIC-insured non-refunded bonds.

We are subject to various risks and uncertainties in connection with the sale of equity interest in SPS Holding Corp., or SPS.

In October 2005, we sold our interest in SPS to Credit Suisse First Boston (USA), Inc., or CSFB. Under the terms of the transaction, we received cash payments of approximately $99 million and expect to receive additional monthly cash payments through the first quarter of 2008 from a residual interest in mortgage servicing assets. As of June 30, 2006, the carrying value of this residual interest is $7.9 million. In addition, we agreed to indemnify CSFB for certain liabilities relating to SPS’s operations, including litigation and regulatory actions, and this indemnification obligation may potentially reduce the proceeds that we receive from the sale. Our maximum indemnification obligation for SPS’s operations will not exceed approximately $21 million.

Our consolidated financial position and results of operations could be harmed if the monthly contingent payments we receive are less than anticipated or if we are required to indemnify CSFB for claims or liabilities relating to SPS’s operations up to the date of closing.

FORWARD-LOOKING INFORMATION

Certain statements made by us in this remarketing prospectus supplement, the accompanying prospectus and other documents filed with the SEC that are not historical facts, or are preceded by, followed by or include the words “believes”, “expects”, “anticipates”, “estimates” or similar expressions, or that relate to future plans, events or performances are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

When a forward-looking statement includes an underlying assumption, we caution that, while we believe the assumption to be reasonable and make it in good faith, assumed facts almost always vary from actual results, and the difference between assumed facts and actual results can be material. Where, in any forward-looking statement, we express an expectation or belief as to future results, there can be no assurance that the expectation or belief will result. Information regarding important factors that could cause actual results to differ, perhaps materially, from those in any forward-looking statements is contained from time to time in our periodic filings with the SEC, including under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Cautionary Statement” in our Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated into this remarketing prospectus supplement by reference. See “Additional Information” for information about how to obtain a copy of our Annual Report on Form 10-K and our other periodic filings with the SEC. Forward-looking statements also involve a number of risks and uncertainties, including, but not limited to, the risks described under the heading “Risk Factors” beginning on page RS-4 of this remarketing prospectus supplement.

All of our forward-looking statements are qualified by and should be read in conjunction with those disclosures. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We are remarketing $344,975,000 aggregate principal amount of senior notes to investors on behalf of holders of Corporate Units and holders of senior notes held separately from Corporate Units, if any, who elect to participate in the remarketing. Each Corporate Unit consists of a senior note in the principal amount of $25 and a forward purchase contract under which each holder of Corporate Units agrees to purchase shares of our common stock on November 15, 2006 (or earlier under some circumstances).

We will not receive any proceeds from the remarketing of the senior notes. Instead, the proceeds of the remarketing will be used as follows:

•	$343,287,975.10 of the proceeds (which is equal to the treasury portfolio purchase price described under the section of this remarketing prospectus supplement entitled “Remarketing”) will be used to purchase the treasury portfolio that will then be pledged to The Bank of New York Trust Company, N.A. (as successor to The Bank of New York), as collateral agent, on behalf of holders of Corporate Units, to secure the stock purchase contract obligations of such holders, as described above;

•	$858,220 of the proceeds (which equals (i) 25 basis points (0.25%) of the sum of the treasury portfolio purchase price and the separate senior notes purchase price, if any) will be retained by the remarketing agent as a remarketing fee; provided, however, that the remarketing agent has agreed to reimburse to us a portion of such proceeds in the same proportion as the amount of senior notes we purchase in the remarketing bears to the total amount of notes remarketed; and

•	any proceeds from the remarketing of senior notes that are components of the Corporate Units remaining after deducting the treasury portfolio purchase price and the remarketing fee attributable to such senior notes will be remitted to The Bank of New York Trust Company, N.A. (as successor to The Bank of New York), as the purchase contract agent, for payment to the holders of Corporate Units.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth The PMI Group’s consolidated ratio of earnings to fixed charges for each of the periods indicated.

For purposes of the ratio of earnings to fixed charges, “earnings” represent income from continuing operations before income taxes plus fixed charges. Income does not include equity earnings in unconsolidated subsidiaries less than 50% owned. “Fixed charges” represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense plus distributions on redeemable capital securities. As of the date of this remarketing prospectus supplement, we have no preferred stock outstanding.

	Year Ended December 31,					Six Months Ended June 30,
	2005	2004	2003	2002	2001	2006	2005
Ratio of Earnings to Fixed Charges (unaudited)	10.45x	8.99x	9.85x	15.22x	16.22x	14.93x	9.59x

CAPITALIZATION

The following table sets forth The PMI Group’s unaudited capitalization as of June 30, 2006 and as adjusted assuming we purchase $300 million in aggregate principal amount of the senior notes in the remarketing. You should read this table in conjunction with our consolidated financial statements and the related notes and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2006
	Actual	As Adjusted
	(Dollars in thousands)
Long-term debt:
2.50% convertible debentures	$359,986	$359,986
6 3/4% notes	62,950	62,950
Senior notes(1)	345,000	45,000
Junior subordinated debentures	51,593	51,593

Total long-term debt	$819,529	$519,529

Shareholders’ equity:
Preferred stock—$0.01 par value: 5,000,000 shares authorized; none issued or outstanding	—	—
Common Stock, $0.01 par value: 250,000,000 shares authorized; 111,336,954 shares issued; 86,442,081 shares outstanding	1,114	1,114
Additional paid-in capital	493,555	493,555
Treasury stock, at cost (24,894,873 shares)	(784,447)	(784,447)
Accumulated other comprehensive income	170,321	170,321
Retained earnings	3,413,424	3,413,424

Total shareholders’ equity	3,293,967	3,293,967

Total capitalization	$4,113,496	$3,813,496

(1)	Includes senior notes issued in connection with the sale of Hybrid Income Term Security Units. In connection with this remarketing, the interest rate on the senior notes will be reset and, effective from and including August 15, 2006, the senior notes will bear interest at 5.568% per year. As of June 30, 2006, $345 million principal amount of the senior notes was outstanding. Because we will purchase $300 million in aggregate principal amount of the senior notes in the remarketing, as of June 30, 2006, as adjusted, we would have had outstanding $45 million principal amount of the senior notes originally issued as components of our Hybrid Income Term Security Units.

The share numbers above also exclude, as of June 30, 2006:

•	5,432,721 shares issuable upon exercise of outstanding stock options with a weighted-exercise price of $32.97;

•	4,541,975 shares available for future grant under our equity incentive plan;

•	160,341 shares issuable under our officers deferred compensation plan;

•	27,376 shares issuable under our employee stock purchase plan; and

•	approximately 8.2 million shares issuable upon conversion of our 2.50% convertible debentures.

DESCRIPTION OF THE REMARKETED SENIOR NOTES

The following description is a summary of the terms of the senior notes being offered in this remarketing. The descriptions in this remarketing prospectus supplement and the accompanying prospectus contain a description of certain terms of the senior notes and the indenture under which the senior notes were issued but do not purport to be complete, and reference is hereby made to the indenture and supplemental indenture which is filed as an exhibit to the registration statement and to the Trust Indenture Act. This summary supplements the description of the senior debt securities in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

General

The senior notes were initially issued under an indenture, dated as of November 3, 2003, between us and The Bank of New York Trust Company, N.A. (as successor to The Bank of New York), as indenture trustee, as amended and supplemented by supplemental indenture No. 1, dated as of November 3, 2003, between us and the trustee (as so amended and supplemented, the “indenture”).

The aggregate principal amount of the senior notes to be remarketed pursuant to this remarketing prospectus supplement is $344,975,000. We will purchase $300,000,000 aggregate principal amount of the senior notes. We will retire all of the senior notes we purchase.

The senior notes are senior debt securities that are our direct, unsecured obligations and rank without preference or priority among themselves and equally with all of our existing and future unsecured senior indebtedness.

We are a holding company that derives all our income from our subsidiaries. Accordingly, our ability to service our debt, including our obligations under the senior notes, and other obligations are primarily dependent on the earnings of our respective subsidiaries and the payment of those earnings to us, in the form of dividends, loans or advances and through repayment of loans or advances from us. In addition, any payment of dividends, loans or advances by those subsidiaries could be subject to statutory or contractual restrictions. Our subsidiaries have no obligation to pay any amounts due on the senior notes.

The senior notes are not subject to a sinking fund provision and are not subject to defeasance. Following a successful remarketing, the senior notes may not be redeemed prior to their stated maturity of November 15, 2008 and the entire principal amount of the senior notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on November 15, 2008.

The indenture trustee is presently the security registrar and the paying agent for the senior notes. The remarketed senior notes will be issued in certificated form, will be in denominations of $25 and integral multiples of $25, without coupons, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the office described below. Payments on senior notes issued as a global security will be made to the depositary or a successor depositary. Principal and interest with respect to certificated notes will be payable, the transfer of the senior notes will be registrable and senior notes will be exchangeable for notes of a like aggregate principal amount in denominations of $25 and integral multiples of $25, at the office or agency maintained by us for this purpose in The City of New York. We have initially designated the corporate trust office of the indenture trustee as that office. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment.

The indenture governing the senior notes does not contain provisions that afford holders of the senior notes protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. The indenture does not limit our ability to issue or incur other unsecured debt or issue preferred stock.

The senior notes will not be listed on any national securities exchange or automated dealer quotation system.

Interest

The interest rate on the senior notes will be reset to 5.568% per annum from and including August 15, 2006, the date of the closing of the remarketing, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on November 15, 2006, to the person in whose name the senior note is registered at the close of business on the first day of the month in which the interest payment date falls.

The amount of interest payable on the senior notes for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the senior notes is not a business day, then payment of the interest payable on such date will be made on the next day that is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next calendar year, then such payment will be made on the preceding business day.

Events of Default

For a description of the events of default applicable to the senior notes, see “Description of Debt Securities We May Offer—Events of Default” in the accompanying prospectus.

Agreement by Purchasers of Certain Tax Treatment

By acceptance of a senior note or a beneficial interest therein, you will be deemed to have intended that the senior note constitutes debt and you will be deemed to agree to treat it as debt for United States federal, state and local tax purposes.

Book-Entry Settlement

Remarketed senior notes will be issued in the form of one or more global certificates, which are referred to as global securities, registered in the name of the depositary or its nominee. Except under the limited circumstances described below, senior notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, senior notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of senior notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing senior notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

In the event that:

•	the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice,

•	an event of default occurs and is continuing with respect to the senior notes, or

•	we determine in our sole discretion that we will no longer have senior notes represented by global securities,

certificates for the senior notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for senior note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

Governing Law

The indenture and the senior notes are governed by and in accordance with the laws of the State of New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes certain material United States federal income tax consequences of the ownership and disposition of the senior notes acquired by you in the remarketing and held by you as capital assets. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are subject to special rules, such as, for example, certain financial institutions, insurance companies, dealers and certain traders in securities, persons holding the senior notes as part of a “straddle”, “hedge”, “conversion” or similar transaction, U.S. holders (as defined below) whose functional currency is not the United States dollar, and persons subject to the alternative minimum tax. In addition, this summary does not address any aspects of state, local, or foreign tax laws. This summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative pronouncements, and judicial decisions in effect as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

If a partnership or other entity classified as a partnership for United States federal income tax purposes holds senior notes, the tax treatment of the partnership and each partner generally will depend on the activities of the partnership and the activities of the partner. Partnerships acquiring senior notes, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with regard to the application of the United States federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Classification of the Senior Notes

Generally, characterization of an obligation as indebtedness for United States federal income tax purposes is made at the time of the issuance of the obligation. Consistent with our belief that the senior notes constituted indebtedness for United States federal income tax purposes at the time of the issuance of the senior notes, we have treated and will continue to treat the senior notes as indebtedness for United States federal income tax purposes. It is possible that the IRS will successfully assert that the senior notes are not properly treated as indebtedness, in which case your tax consequences from the ownership and disposition of the senior notes may differ from those described below. By acquiring senior notes in the remarketing, you will be deemed to have agreed to treat the senior notes as indebtedness for United States federal income tax purposes.

Because of the manner in which the interest rate on the senior notes is reset, we have treated and will continue to treat the senior notes as indebtedness subject to the Treasury regulations governing contingent payment debt instruments, which we refer to as the contingent payment debt regulations. The proper application of the contingent payment debt regulations to the senior notes following the remarketing is uncertain in a number of respects, however, and it is possible that the IRS will assert that the senior notes should be treated in a different manner than as described below. A different treatment of the senior notes could affect the amount, timing and character of income, gain or loss with respect to an investment in the senior notes. Accordingly, you are urged to consult your tax advisor regarding the United States federal income tax consequences of owning the senior notes.

The remainder of this discussion assumes that the senior notes will be treated as indebtedness subject to the contingent payment debt regulations as described above.

Tax Consequences to U.S. Holders

The following summary applies to U.S. holders. The term “U.S. holder” means a holder that is (1) a person who is a citizen or resident of the United States; (2) a domestic corporation; (3) an estate the income of which is subject to United States federal income taxation regardless of its source; or (4) a trust if a court within the United States can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

Interest Accruals Based on Comparable Yield and Projected Payment Schedule

Under the contingent payment debt regulations (subject to the discussion below), regardless of your method of accounting for United States federal income tax purposes, you are required to accrue interest income on the senior notes on a constant-yield basis at an assumed yield, the “comparable yield”, that was determined by us at the time of issuance of the senior notes. The comparable yield for the senior notes was based on the yield at which we could have issued, at the time of issuance of the senior notes, a fixed-rate debt instrument with no contingent payments but with terms otherwise similar to those of the senior notes. Solely for purposes of determining the amount of interest income that accrues on the senior notes, we were required, at the time of issuance of the senior notes, to construct a “projected payment schedule” in respect of the senior notes representing a series of payments the amount and timing of which would produce a yield to maturity on the senior notes equal to the comparable yield.

For United States federal income tax purposes, you generally are required under the contingent payment debt regulations to use the comparable yield and the projected payment schedule in determining interest accruals and adjustments in respect of a senior note, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS. However, there is uncertainty regarding the manner in which the contingent payment debt regulations apply to the remarketing, including whether there should be a change in the projected payment schedule and the precise mechanics for determining the total amount and timing of the adjustments to the interest accruals. For our own reporting purposes, we intend not to change the original projected payment schedule created at the time of the issuance of the senior notes. The following discussion assumes that you will use this original projected payment schedule as well.

Furthermore, assuming that you report your income in a manner consistent with our position described below, the amount of income that you will recognize in respect of the senior notes generally should correspond to the economic accrual of income on the senior notes to you and the amount of income you would have recognized if the senior notes were not subject to the contingent payment debt regulations. No assurance can be given that the IRS will agree with the application of the contingent payment debt regulations to the remarketing in the manner described below.

The amount of interest on a senior note that accrues in an accrual period is the product of the comparable yield on the senior note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the senior note at the beginning of the accrual period. The daily portions of interest in respect of a senior note are determined by allocating to each day in an accrual period the ratable portion of interest on the senior note that accrues in the accrual period. The initial adjusted issue price of a senior note acquired by you in the remarketing will equal $25.73 per $25 principal amount as of the date of the remarketing (the “initial adjusted issue price”). For any accrual period thereafter, the adjusted issue price at the beginning of the accrual period will be (x) the sum of the initial adjusted issue price of the senior note and all interest previously accrued on such senior note starting from the remarketing date (disregarding any positive or negative adjustments described below, including the adjustments reflecting the actual reset rate and additional potential adjustments) minus (y) the total amount of the projected payments on the senior note for all previous accrual periods starting from the remarketing date.

At the time of the issuance of the senior notes, we determined that the comparable yield was 4.0% and the projected payment schedule for the senior notes, per $25 principal amount, was $0.21 on February 15, 2004, $0.19 for each subsequent quarterly payment date ending on or prior to August 15, 2006, and $0.34 for each quarterly payment date ending after August 15, 2006. We also determined that the projected payment for the senior notes, per $25 principal amount, at the maturity date was $25.34 (which included the stated principal amount of the senior notes as well as the final projected interest payment). Based on the comparable yield of 4.0% and the initial adjusted issue price of $25.73 per $25 principal amount, you will be required (regardless of your accounting method) to accrue interest as the sum of the daily portions of interest on the senior note for each day in the taxable year on which you hold the senior note, adjusted as set forth below.

Adjustments Reflecting the Actual Reset Rate

Following the remarketing of the senior notes, the senior notes will be subject to special rules that are applicable to contingent payment debt instruments for which all of the contingent payments have become fixed at the same time. Under these rules, you must take into account the differences between the actual payments on the senior notes, based on the reset rate, and the projected payments as positive or negative adjustments as applicable, to interest income in a reasonable manner over the period to which such adjustments relate. Further, you must allocate in a reasonable manner any difference between your purchase price for the senior notes and the adjusted issue price of the senior notes at the time you purchase such notes in the remarketing to daily portions of original issue discount or projected payments over the remaining term of the senior notes. However, there is uncertainty regarding the manner in which these rules should apply to the senior notes after the remarketing, including whether the projected payment schedule should be modified and the method for determining the total amount and timing of the adjustments.

Based on the reset rate of 5.568%, actual payments on the senior notes, per $25 principal amount, will be approximately $0.348 for each quarterly payment date ending after August 15, 2006. Because these payments will differ from the projected quarterly payments of $0.34, you and we will be required to account for these differences as negative adjustments to interest accrued based on the comparable yield of 4.0% in a reasonable manner over the period to which they relate. For our own reporting purposes, we intend to treat the difference of $0.008 between the projected payment of $0.34 and the actual payment of approximately $0.348 on the senior note as a negative adjustment to the interest accrued during each quarter. You are not required to use the same method to account for the differences between the actual payments and the projected payment schedule so long as you make these adjustments in a reasonable manner.

Adjusted Tax Basis of the Senior Notes; Additional Potential Adjustments

Your initial adjusted tax basis in a senior note acquired by you in the remarketing will equal the amount that you pay for the senior note. Your adjusted tax basis in the senior note for any accrual period after the remarketing will equal (x) the sum of your initial adjusted tax basis in the senior note and any interest previously accrued on such senior note starting from the date of the remarketing (disregarding any positive or negative adjustments, other than those described in the next paragraph) minus (y) the total amount of the projected payments on the senior note for all previous accrual periods starting from the date of the remarketing.

If your initial adjusted tax basis in a senior note acquired in the remarketing differs from the adjusted issue price of such senior note on the date of your purchase, you will be required to make additional negative or positive adjustments to interest accrued in each period. You will take into account any difference between your initial adjusted tax basis in the senior note and the adjusted issue price of such senior note on the date of your purchase by reasonably allocating this difference to daily portions of interest or to projected payments over the remaining term of the senior note. If your initial adjusted tax basis in a senior note is greater than its adjusted issue price on the date of your purchase, you will take the difference into account as a negative adjustment to interest. If your initial adjusted tax basis in a senior note is less than its adjusted issue price on the date of your purchase, you will take the difference into account as a positive adjustment to interest. The adjusted tax basis of a senior note will be decreased by any such negative adjustments and increased by any such positive adjustments.

Upon accruing interest income based on the comparable yield of 4.0% and making positive and negative adjustments that reflect the actual reset rate as described in the immediately preceding subsection and the possible difference between your initial adjusted tax basis in the senior note and its adjusted issue price on the date of your purchase as described in this subsection, the amount of income that you will recognize in respect of the senior notes generally should correspond to the economic accrual of income on the notes to you and the amount of income you would have recognized if the senior notes were not subject to the contingent payment debt regulations.

Sale, Exchange or Other Disposition of the Senior Notes

Upon a sale, exchange or other disposition of a senior note (including a redemption), you will generally recognize gain or loss equal to the difference between the amount realized on the disposition and your adjusted tax basis in the senior note. Such gain or loss generally will be capital gain or loss (except to the extent of any positive adjustment that you have not yet accrued and included in income, which will be treated as interest income) and generally will be long-term capital gain or loss if you held the senior note for more than one year at the time of such disposition. However, any gain on the disposition of a senior note on or prior to the date of the last scheduled interest payment within the six-month period subsequent to August 15, 2006 should be treated as ordinary income. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. If you sell a senior note at a loss that meets certain thresholds, you may be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

The following applies to you if you are a holder of a senior note that is not a U.S. holder and not a partnership. Special rules may apply to you if you are a “controlled foreign corporation” or “passive foreign investment company” for United States federal income tax purposes. If you are such an entity, you should consult your tax advisor to determine the tax consequences that may be relevant to you.

All payments on a senior note made to you and any gain realized on a sale, exchange or other disposition of a senior note will be exempt from United States federal income and withholding tax, provided that:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote,

•	you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership,

•	you are not a bank receiving certain types of interest,

•	you have fulfilled the certification requirement described below,

•	such payments are not effectively connected with the conduct by you of a trade or business in the United States, and

•	in the case of gain realized on the sale, exchange or other disposition of a senior note, if you are a nonresident alien individual, you are not present in the United States for 183 or more days in the taxable year of the disposition where certain other conditions are met.

The certification requirement referred to above will be fulfilled if you certify to us on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person for federal income tax purposes and provide your name and address.

If you are engaged in a trade or business in the United States, and if payments on a senior note are effectively connected with the conduct of this trade or business, you will generally be taxed in the same manner as a U.S. holder (see “—Tax Consequences to U.S. Holders” above), except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. You should consult your tax advisor with respect to other tax consequences of the ownership of the senior notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with payments on the senior notes and the proceeds from a sale or other disposition of the senior notes. You may receive statements containing the information reflected on these returns. The amounts reported to you may not reflect the amounts that you will be required to include in income in respect of the senior notes, even if you take adjustments into account in the manner described above. Please consult your tax advisor regarding calculating your taxable income from the senior notes based on the amounts reported to you and other information available to you, including the information provided in this remarketing prospectus supplement.

If you are a U.S. holder, you may be subject to United States backup withholding tax on these payments if you fail to provide your taxpayer identification number to the paying agent or to comply with certification procedures or if you otherwise fail to establish an exemption from backup withholding. If you are not a U.S. holder, you may be subject to United States backup withholding tax on these payments unless you comply with certification procedures to establish that you are not a United States person. The certification procedures required of you to claim the exemption from withholding tax on certain payments on the senior notes described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well.

The amount of any backup withholding from a payment will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that you timely furnish the required information to the IRS.

CERTAIN ERISA CONSIDERATIONS

The senior notes may be purchased and held by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, or by an individual retirement account or other plan subject to Section 4975 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. A fiduciary of an employee benefit plan subject to ERISA must determine that the purchase and holding of a senior note is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code or any similar law, must also determine that its purchase and holding of senior notes does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or similar law. Each purchaser and transferee of a senior note who is subject to ERISA and/or Section 4975 of the Code or a similar law will be deemed to have represented by its acquisition and holding of the senior note that its acquisition and holding of the senior note does not constitute or give rise to a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any similar law.

CERTAIN EFFECTS OF THE REMARKETING

In the remarketing, we will purchase $300,000,000 aggregate principal amount of the senior notes. We will retire all of the senior notes we purchase. This will reduce the aggregate principal amount of senior notes outstanding immediately after the remarketing to $45,000,000, which may adversely affect the liquidity of the remaining outstanding senior notes. See “Remarketing” and “Risk Factors—An active trading market for the senior notes may not develop, especially since we will purchase a substantial portion of the senior notes in the remarketing.”

REMARKETING

Under the terms and conditions contained in a remarketing agreement, dated as of November 3, 2003, among us, Banc of America Securities LLC and The Bank of New York Trust Company, N.A. (as successor to The Bank of New York), as purchase contract agent and attorney-in-fact of the holders of the purchase contracts, as supplemented by a supplemental remarketing agreement, dated as of August 10, 2006, among the same parties, the remarketing agent has agreed to use commercially reasonable efforts to remarket the senior notes on August 10, 2006, at a price equal to 100.25% (or, if the remarketing agent is unable to remarket the senior notes at that rate, at a rate below 100.25% in the discretion of the remarketing agent, but in no event less than 100.00%) of the sum of the treasury portfolio purchase price (as defined below) and separate senior notes purchase price (as defined below).

The “treasury portfolio purchase price” is the lowest aggregate ask-side price quoted by a primary treasury dealer to the quotation agent between 9:00 a.m. and 11:00 a.m. (New York City time) on the date of a successful remarketing for the purchase a portfolio of Treasury securities consisting of:

•	U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to November 15, 2006 in an aggregate amount at maturity equal to the aggregate principal amount of the senior notes included in Corporate Units, and

•	U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to November 15, 2006 in an aggregate amount equal to the aggregate interest payment (assuming no reset of the interest rate) that would have been paid to the holders of Corporate Units on the purchase contract settlement date on the aggregate principal amount of the senior notes included in the Corporate Units.

The “separate senior notes purchase price” is equal to the product of (A) the total number of separately held senior notes, if any, that are remarketed multiplied by (B) the quotient of (1) the treasury portfolio purchase price divided by (2) the number of senior notes that are components of Corporate Units.

In connection with the remarketing, the remarketing agent has reset the rate of interest payable on the senior notes to equal 5.568% per annum, which will be effective upon the closing of the remarketing on August 15, 2006.

In this remarketing, we will purchase $300,000,000 aggregate principal amount of the senior notes. We will retire all of the senior notes we purchase.

The remarketing agreement provides that the remarketing is subject to customary conditions precedent, including the delivery of legal opinions and accountants’ comfort letters. The net proceeds of the remarketing of senior notes comprising a part of Corporate Units will be used to purchase the treasury portfolio described above, which will be pledged to secure the obligations of holders of Corporate Units to purchase shares of our common stock under the purchase contracts that are a part of the Corporate Units.

Pursuant to the remarketing agreement, the remarketing agent will deduct as a remarketing fee an amount equal to 25 basis points (0.25%) of the sum of the treasury portfolio purchase price and separate senior notes purchase price. To the extent that the excess of the proceeds from the remarketing of the senior notes is less than 25 basis points (0.25%) of the sum of the treasury portfolio purchase price and separate senior notes purchase price, we will be required to pay the remarketing agent the shortfall. Neither we nor the holders of senior notes participating in this remarketing will otherwise be responsible for any remarketing fee or commission in connection with this remarketing. The remarketing agent has agreed to reimburse to us a portion of the remarketing fee in the same proportion as the amount of senior notes we purchase in the remarketing bears to the total amount of notes remarketed.

The senior notes have no established trading market. The remarketing agent has advised us that it intends to make a market in the senior notes, but it has no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the senior notes.

In order to facilitate the remarketing of the senior notes, the remarketing agent may engage in transactions that stabilize, maintain, or otherwise affect the price of the senior notes. These transactions consist of bids or purchases for the purpose of pegging, fixing, or maintaining the price of the senior notes. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of these purchases. We and the remarketing agent make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the senior notes. In addition, we and the remarketing agent make no representation that the remarketing agent will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We have agreed to indemnify the remarketing agent against or to contribute to payments that the remarketing agent may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

From time to time, the remarketing agent and its affiliates have provided, and may in the future provide, investment banking, commercial banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees and other expenses. We have a credit facility with a syndicate of lenders that includes an affiliate of the remarketing agent. The amount of this credit facility is $175 million, which may be increased to $200 million at our request subject to approval by the lenders. There are currently no outstanding borrowings under that facility. In addition, on June 12, 2006, we entered into two U.S. Treasury interest rate lock agreements with an affiliate of the remarketing agent for the purpose of protecting against the possibility of rising interest rates relating to debt we may issue during the next few months. From time to time, PMI insures certain mortgage loans underwritten by affiliates of the remarketing agent in the ordinary course of its business. The remarketing agent and its affiliates may from time to time engage in future transactions with us and our affiliates and provide services to us and our affiliates in the ordinary course of their business.

The remarketing agent, in the ordinary course of business, also makes markets in our securities, including the Corporate Units. As a result, from time to time, Banc of America Securities LLC may own certain of our securities, including the Corporate Units.

VALIDITY OF SECURITIES

The validity of the senior notes is being passed upon for The PMI Group by Sullivan & Cromwell LLP, Palo Alto, California. Certain legal matters are being passed upon for the remarketing agent by Davis Polk & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements of The PMI Group, Inc. appearing in The PMI Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including schedules appearing therein), and The PMI Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, and the consolidated financial statements of PMI Mortgage Insurance Ltd and subsidiaries for the year ended December 31, 2005 appearing therein and the consolidated financial statements of PMI Mortgage Insurance Ltd and subsidiaries for the year ended December 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements, management’s assessment and the financial statements of PMI Mortgage Insurance Ltd are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports, proxy statements, any amendments to those reports and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this remarketing prospectus supplement. This remarketing prospectus supplement and the accompanying prospectus are a part of the registration statement and do not contain all of the information in the registration statement. Whenever a reference is made in this remarketing prospectus supplement to a contract or other document of The PMI Group, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

The SEC’s rules allow us to incorporate by reference information into the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of the prospectus. Any reports filed by us with the SEC on or after the date of this remarketing prospectus supplement and before the date that the offering of the securities by means of this remarketing prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this remarketing prospectus supplement and accompanying prospectus or incorporated by reference in this remarketing prospectus supplement and the accompanying prospectus.

We incorporate by reference into the prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K and 10-K/A for the year ended December 31, 2005;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006;

•	Our Current Reports on Form 8-K and 8-K/A dated February 15, 2006, February 22, 2006, May 18, 2006, June 12, 2006, July 3, 2006, July 18, 2006, July 21, 2006 and August 3, 2006;

•	The description of our Common Stock, filed in our Form 8-A dated April 5, 1995, and any amendment or report for the purpose of updating such description;

•	The description of our Senior A Junior Participating Preferred Stock Purchase Rights (currently traded with our common stock), filed in our Form 8-A dated February 2, 1998, and any amendment or report for the purpose of updating such description; and

•	All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this remarketing prospectus supplement and before the date that the offering of the securities by means of this remarketing prospectus supplement is terminated.

The preceding list supersedes and replaces the documents listed in the accompanying prospectus under the heading “Available Information”.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this remarketing prospectus supplement excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from our Vice President, Investor Relations, 3003 Oak Road, Walnut Creek, California 94597, telephone (925) 658-7878.

THE PMI GROUP, INC.

$800,000,000

DEBT SECURITIES

PREFERRED STOCK

COMMON STOCK

DEPOSITARY SHARES

WARRANTS

STOCK PURCHASE CONTRACTS

UNITS

The PMI Group, Inc. from time to time may offer to sell debt securities, warrants, stock purchase contracts, preferred stock, either directly or represented by depositary shares, and common stock, either individually or in units. We may also offer common stock issuable upon the conversion of debt securities or preferred stock, the exercise of warrants or pursuant to stock purchase contracts. The total amount of these securities will have an initial aggregate offering price of up to $800,000,000, or the equivalent amount in other currencies, currency units or composite currencies. Our common stock is listed on the New York Stock Exchange and trades under the symbol “PMI”.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated October 3, 2003.

Limitations on Ownership of our Voting Securities

The PMI Group, Inc. owns, or is affiliated with, insurance companies domiciled in Arizona, Florida and Wisconsin. If the proposed acquisition of FGIC Corporation described in the documents incorporated by reference into this prospectus is completed, The PMI Group will be affiliated with Financial Guaranty Insurance Company, or FGIC, an insurance company domiciled in New York. Under Arizona and Wisconsin law, no person may acquire control of The PMI Group and thereby acquire indirect control of its insurance subsidiaries or affiliated companies unless applicable regulatory requirements, which may include the requirement to file applications with, or obtain approvals from, the relevant insurance departments, are satisfied. With respect to Arizona, the ownership of 10% or more of our voting securities is presumed to confer control unless a disclaimer of control is filed with the appropriate insurance department and is not disallowed. The applicable provisions of Arizona law define voting securities to include securities convertible into or otherwise representing the right to acquire securities with the right to vote. Under Wisconsin law, ownership of more than 10% of voting securities raises a rebuttable presumption of control. Pursuant to Wisconsin law, voting securities include securities convertible into or evidencing the right to acquire securities with the right to vote. Under Florida law, no person may acquire 5% or more of The PMI Group’s voting securities without the approval of the Florida Department of Insurance. However, a person that acquires less than 10% of The PMI Group’s voting securities may file a disclaimer with the Florida Department of Insurance and that filing will relieve such person of its obligations to obtain the requisite approval unless the Department disallows the disclaimer. Under Florida law, voting securities include any securities convertible into or evidencing a right to acquire a voting security. Under New York law, no person may acquire control of The PMI Group and thereby acquire indirect control of FGIC unless applicable regulatory requirements, which may include the requirement to file an application with and obtain approval from, the New York superintendent of insurance, are satisfied. For this purpose, the ownership of 10% or more of our voting securities is presumed to confer control unless the New York superintendent determines, upon application, that control does not exist. Under New York law, voting securities include securities convertible into or otherwise representing the right to acquire securities with the right to vote. For purposes of these state statutes and regulations, direct or indirect ownership of those insurance subsidiaries or affiliated companies by entities under common control may be aggregated. Accordingly, any investor that may through its ownership, and the ownership of affiliates or other third parties whose holdings are required to be aggregated with those of such investor, of common stock, our existing 2.5% convertible notes and/or other securities that are considered to be voting securities be deemed to own 5% or 10%, as the case may be, of our common stock, should consult with its legal advisors to ensure that it complies with applicable requirements of Arizona, Florida, Wisconsin and, if the proposed acquisition of FGIC is completed, New York law.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration or continuous offering process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $800,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Available Information”.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Available Information”.

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and the prospectus supplement, including the information incorporated by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where such an offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “The PMI Group”, “we”, “us”, “our”, or similar references mean The PMI Group, Inc. together with its subsidiaries.

FORWARD LOOKING STATEMENTS

Certain statements made by us in this prospectus, any prospectus supplement and other documents filed with the SEC that are not historical facts, or are preceded by, followed by or include the words “believes”, “expects”, “anticipates”, “estimates” or similar expressions, or that relate to future plans, events or performances are forward-looking statements within the meaning of the federal securities laws.

When a forward-looking statement includes an underlying assumption, we caution that, while we believe the assumption to be reasonable and make it in good faith, assumed facts almost always vary from actual results, and the difference between assumed facts and actual results can be material. Where, in any forward-looking statement, we express an expectation or belief as to future results, there can be no assurance that the expectation or belief will result. Information regarding important factors that could cause actual results to differ, perhaps materially, from those in any forward-looking statements is contained from time to time in our periodic filings with the SEC, including under the caption “Cautionary Statement Regarding Forward-Looking Information” in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated into this prospectus by reference, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Cautionary Statement Regarding Forward-Looking Information” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, which is incorporated into this prospectus by reference. See “Available Information” for information about how to obtain a copy of these and our other periodic filings with the SEC. Forward-looking statements also involve a number of risks and uncertainties, including, but not limited to, the risks described under the heading “Investment Considerations” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and in our Annual Report on Form 10-K for the year ended December 31, 2002, each of which is incorporated into this prospectus by reference. All forward-looking statements are qualified by and should be read in conjunction with those risk factors. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE PMI GROUP, INC.

The PMI Group, Inc. is an international provider of credit enhancement products and lender services that promote homeownership and facilitate mortgage transactions in the capital markets. Through our wholly-owned subsidiaries and unconsolidated strategic investments, we offer residential mortgage insurance and credit enhancement products domestically and internationally, residential lender services and financial guaranty reinsurance.

We were incorporated under the laws of Delaware in 1972, our principal executive offices are located at 3003 Oak Road, Walnut Creek, California 94597-2098, and our telephone number is (925) 658-7878.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth The PMI Group’s consolidated ratio of earnings to fixed charges for each of the periods indicated.

For purposes of the ratio of earnings to fixed charges, “earnings” represent income from continuing operations before income taxes plus fixed charges. Income does not include equity earnings in unconsolidated subsidiaries less than 50% owned. “Fixed charges” represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense plus distributions on redeemable capital securities. As of the date of this prospectus, we have no preferred stock outstanding.

	Year Ended December 31,					Six Months Ended June 30, 2003
	1998	1999	2000	2001	2002
Ratio of Earnings to Fixed Charges (unaudited)	15.3	15.3	17.1	16.8	15.7	11.9

USE OF PROCEEDS

Except as we may specifically state in any prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

This section outlines some of the provisions of the indentures and the debt securities. This information may not be complete in all respects and is qualified entirely by reference to the indentures under which the debt securities are issued. These indentures are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. This information relates to terms and conditions that generally apply to the debt securities. The specific terms of any series of debt securities will be described in the prospectus supplement. If so described in a prospectus supplement, the terms of that series may differ from the general description of the terms presented below.

Debt Securities May Be Senior or Subordinated

We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

The senior debt securities will constitute part of our senior debt, will be issued under our senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated debt.

The subordinated debt securities will constitute part of our subordinated debt, will be issued under our subordinated debt indenture described below and will be subordinated in right of payment to all of our “senior debt”, as defined in the subordinated debt indenture. The prospectus supplement for any series of subordinated debt securities will indicate the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter. Neither indenture limits our ability to incur additional senior indebtedness.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

The Senior Debt Indenture and the Subordinated Debt Indenture

The senior debt securities and the subordinated debt securities are each governed by a document called an indenture—the senior debt indenture, in the case of the senior debt securities, and the subordinated debt indenture, in the case of the subordinated debt securities. Each indenture is a contract between us and The Bank of New York, which will initially act as trustee. The indentures are substantially identical, except for the provisions relating to subordination, which are included only in the subordinated indenture.

The trustee under each indenture has two main roles:

•	First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under “—Events of Default”; and

•	Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

The indentures permit us to issue different series of securities from time to time. We may issue securities in such amounts, at such times and on such terms as we wish. The debt securities may differ from one another in their terms. Neither indenture limits the aggregate amounts of debt securities that we may issue or the aggregate amount of any particular series.

The indentures and the debt securities are governed by New York law.

This Section Is Only a Summary

Because this section is a summary, it does not describe every aspect of the debt securities. The indentures, any supplemental indentures and the debt securities contain the full legal text of the matters described in this section. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including definitions of some of the terms used in the indentures. We also include references in parentheses to some sections and articles of the indentures. Whenever we refer to particular sections, articles or defined terms of the indentures in this prospectus or in the prospectus supplement, those sections, articles or defined terms are incorporated by reference here or in the prospectus supplement. The indentures are exhibits to our registration statement. See “Available Information” for information on how to obtain a copy. This summary is also subject to and qualified by reference to the description of the particular terms of your series of debt securities described in any prospectus supplement.

Specific Terms of a Series of Debt Securities

In this section we summarize only the more important terms of the indentures that will apply generally to the debt securities. Each particular debt security will have financial, legal and other terms specific to it, and the specific terms of each debt security will be described in the applicable prospectus supplement. Those terms may vary from the terms described here. As you read this section, therefore, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. The statements we make in this section may not apply to your debt security.

We may issue the debt securities as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. (Section 101) The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as well as composite currencies or composite currency units, as described in more detail in the prospectus supplement relating to any of these types of debt securities.

The prospectus supplement relating to a series of debt securities will specify whether the securities are senior or subordinated debt securities and will describe the following terms of the series (Section 301):

•	the title of the series;

•	any limit on the aggregate principal amount of the series;

•	the manner in which we will pay interest on the debt securities;

•	the date or dates on which we will pay the principal of the debt securities;

•	the rate per annum, which may be fixed or variable, at which the debt securities will bear interest, if any, and the date from which that interest will accrue;

•	the dates on which interest, if any, will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions, or provisions for redemption at the option of the holder;

•	any redemption provisions, including redemption prices;

•	any terms and conditions upon which we will repurchase debt securities at the option of the holders of the debt securities;

•	the denominations in which debt securities will be issuable, if other than denominations of $1,000 and integral multiples of $1,000;

•	the currency of payment of the debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

•	if payments are to be made, at your option or ours, in a different currency, how the amount and manner of these payments will be determined;

•	any index used to determine the amount payable in respect of the debt securities;

•	if other than 100%, the portion of the principal amount that shall be payable upon acceleration of maturity following an event of default;

•	whether the provisions described under “Defeasance and Discharge” apply to the debt securities;

•	any right to convert the series into shares of our common stock or other securities or property;

•	whether the debt securities will be issuable in the form of a global security, the depository with respect to the debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

•	any change to the events of default that apply to the debt securities and any change in the rights of the trustee or holders to declare the principal amount due and payable following an event of default;

•	any change in the covenants contained in the indentures; and

•	any other special features of the debt securities.

Special U.S. Federal income tax considerations may apply to a series of debt securities issued as original issue discount securities. These tax considerations will be discussed in the related prospectus supplement. In addition, if any special U.S. Federal income tax considerations apply to a series of debt securities denominated in a currency or currency unit other than U.S. dollars, the related prospectus supplement will describe those considerations.

Conversion Rights

If debt securities of any series are convertible into our common stock or other securities or property, the related prospectus supplement will discuss the conversion terms. Those terms will include provisions as to whether the conversion is mandatory or at the option of the holder and may also include provisions for calculating the number of shares of common stock or other securities or property to be delivered upon conversion. (Article Fourteen)

Subordination of Subordinated Debt Securities

Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all our senior debt, including all debt securities we have issued that constitute senior debt and all debt securities we will issue under the senior debt indenture.

The subordinated debt indenture defines “senior debt” as all indebtedness and other payment obligations of The PMI Group relating to its debt, as defined below, including:

•	overdraft obligations;

•	obligations under foreign exchange contracts and currency exchange agreements;

•	letters of credit;

•	bankers’ acceptances;

•	interest rate protection agreements; and

•	any loans or advances from banks;

whether or not evidenced by notes or similar instruments and whether existing now or in the future. All amendments, renewals, extensions, modifications and refundings of these obligations will also be included in senior debt. Senior debt excludes the subordinated debt securities and any other indebtedness or obligations specifically designated as being subordinate, or not superior, in right of payment to the subordinated debt securities.

As defined in the subordinated debt indenture, “debt” means:

•	every obligation for borrowed money;

•	every obligation evidenced by bonds, debentures, notes, or other similar instruments;

•	every reimbursement obligation under letters of credit, bankers’ acceptances or similar facilities;

•	every obligation issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or payment obligations arising in the ordinary course of business;

•	the redemption or repayment price of any redeemable stock; and

•	every obligation listed above incurred by another person, or payment of dividends by another person, the payment of which is guaranteed by The PMI Group.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, debt restructuring or other similar proceeding involving, or any liquidation, dissolution or other winding up of, or any assignment for the benefit of creditors or any other marshalling of assets and liabilities of, The PMI Group (Section 1502, subordinated debt indenture);

•	in the event that any subordinated debt securities have been declared due and payable before their stated maturity (Section 1503, subordinated debt indenture); or

•	in the event of a default in any payment with respect to senior debt, or any event of default relating to any senior debt that would permit the acceleration of its maturity, or if any judicial proceeding is pending in respect of any default of this kind (Section 1504, subordinated debt indenture).

For the purposes of the subordination provisions, the payment of cash or delivery of property or securities upon conversion of a subordinated debt security, excluding delivery of our common stock and certain of our subordinated securities, will be deemed a payment of the principal of that subordinated debt security.

Legal Ownership

Street Name and Other Indirect Holders

Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. This is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles debt securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting, if it were ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the debt securities run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security?    A global security is a special type of indirectly held security, as described above under “—Street Name and Other Indirect Holders”. If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners of global securities can only be indirect holders. We require that the global security be registered in the name of a financial institution we select.

We also require that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described in the section “Legal Ownership and Book-Entry Issuance” below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of debt securities will be issued only in the form of global securities.

Further details of legal ownership are discussed in the section “Legal Ownership and Book-Entry Issuance”.

In the remainder of this description “you” means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read the previous subsection entitled “Street Name and Other Indirect Holders”.

Overview of Remainder of This Description

The remainder of this description summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

•	Your rights under several special situations, such as if we merge with another company or if we want to change a term of the debt securities.

•	Covenants contained in the indentures that restrict our ability to incur liens and require us to perform various acts. A particular series of debt securities may have additional covenants.

•	Your rights if we default or experience other financial difficulties.

•	Our relationship with the trustee.

Additional Mechanics

Exchange and Transfer

Unless otherwise provided in the prospectus supplement, debt securities will have a minimum denomination of $1,000. You may have your debt securities divided into more debt securities of smaller denominations, but not below the minimum denomination, or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.

You may exchange or transfer your debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the debt securities. (Section 305)

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a debt security will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 305)

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (Section 307)

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. That office is currently located at The Bank of New York, Corporate Trust Trustee Administration, 101 Barclay Street, Floor 8 West, New York, New York 10286. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

Interest on global securities will be paid to the holder of the securities by wire transfer of same-day funds.

Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify the trustee of changes in the paying agents for any particular series of debt securities. (Section 1002)

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Sections 101 and 106)

Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to The PMI Group. After that two-year period, you may look only to The PMI Group for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

Special Situations

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another firm or to buy or lease substantially all of the assets of another firm. However, we may not take any of these actions unless certain specified conditions are met, including the following:

•	Where we merge out of existence or sell or lease our assets, the other firm must be an entity that is organized under U.S., Bermuda or Cayman Island laws and must assume our obligations on the debt securities.

•	The merger, sale or lease of assets or other transaction must not cause a default on the debt securities, and we must not already be in default. For purposes of this test, a default would include an event of default that has occurred and not been cured, as described under “—Events of Default—What Is an Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us a notice of default or for our default having to continue for a specific period of time were disregarded.

•	It is possible that the merger, sale or lease of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay our obligations to those lenders. We are obligated to limit these preferential rights on our property, called liens, as discussed later under “—Covenants in the Senior Debt Indenture—Limitations on Liens”. If a merger or other transaction would create any liens on our property, we must comply with that covenant.

•	We must deliver to the trustee an officers’ certificate and opinion of counsel confirming that, among others, the merger, sale or lease of assets or other transaction complies with the above conditions and, in the case of a merger or consolidation in which we merge out of existence and our successor is an entity organized under the laws of Bermuda or the Cayman Islands, that the merger will not result in any material adverse tax consequences to holders of debt securities. (Section 801)

Modification and Waiver

There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Your Approval.    First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes that require the approval of each holder of debt securities:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	in the case of subordinated debt securities, modify the subordination provisions in a manner adverse to the holders;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indentures;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with the indentures or to waive defaults;

•	modify any other aspect of the provisions dealing with modification and waiver of the indentures; and

•	any change that adversely affects certain of your conversion rights or decreases the conversion rate or increases your conversion price. (Section 902)

Changes Requiring a Majority Approval.    The second type of change to the indentures and the debt securities is the kind that requires an approval by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category. Majority approval would be required for us to obtain a waiver of all or part of the covenants described under “—Covenants in the Senior Debt Indenture” below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the debt securities listed in the first category described above under “—Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Section 513)

Changes Not Requiring Approval.    The third type of change does not require any approval by holders of debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901)

Further Details Concerning Votes and Consents

When seeking approval, we will use the following rules to determine whether the holders of the requisite principal amount of the outstanding securities have given, made or taken any action under the indenture as of any date:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent determined as described in the prospectus supplement. (Section 101)

•	Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption, if they have been fully defeased as described later under “—Defeasance and Discharge” or if they are owned by The PMI Group or any of its affiliates. (Section 1302)

•

We will generally be entitled to set any day as a record date to determine the holders of outstanding debt securities that are entitled to vote or take other action under the indentures. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we may specify, or as the trustee may specify if it set the record date. We may shorten or lengthen, but not beyond 180 days, this period from time to time. (Section 104)

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indentures or the debt securities or request a waiver.

Covenants in the Senior Debt Indenture

Limitations on Liens

Unless otherwise provided in the prospectus supplement, so long as the debt securities are outstanding, we and our subsidiaries may not create, issue, assume, incur or guarantee any indebtedness for borrowed money which is secured by a lien, mortgage, pledge, security interest or other encumbrance of any nature on any of the present or future capital stock of PMI Mortgage Insurance Co., or PMI, or on the capital stock of any subsidiary having control of PMI, which capital stock is owned by us, unless the debt securities and, if we elect, any other indebtedness ranking at least equally with the debt securities, are secured equally and ratably with or prior to that other indebtedness for borrowed money so long as that other indebtedness is outstanding. (Section 1008)

Limitations on Disposition of Stock of PMI Mortgage Insurance Co.

Unless otherwise provided in the prospectus supplement, so long as the debt securities are outstanding, we and our subsidiaries may not sell, transfer, or otherwise dispose of any shares of capital stock of PMI or of any corporation having control of PMI, except for a sale, transfer or other disposition of:

•	any such capital stock to another direct or indirect wholly-owned subsidiary of The PMI Group;

•	all of the shares of capital stock of PMI for at least fair value, as determined in good faith by our board of directors; or

•	shares of the capital stock of PMI for at least fair value, as determined in good faith by our board, if, after giving effect to the transfer, we and our subsidiaries would own more than 80% of the issued and outstanding voting stock of PMI. (Section 1008)

The term “subsidiary” means any corporation of which we and/or one or more of our other subsidiaries directly or indirectly own at least a majority of the outstanding voting stock having the authority to elect a majority of the board of directors. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors. (Section 101)

Defeasance and Discharge

The following discussion of full defeasance and discharge will apply to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will say so in the prospectus supplement. (Section 1301)

The indentures provide that if we choose to have the defeasance and discharge provision (Section 1302) applied to the debt securities, we can legally release ourselves from any payment or other obligations on the debt securities, except for the ministerial obligations described below, if we put in place the following arrangements for you to be repaid and comply with other requirements set forth in the indentures:

•	We must deposit in trust for the benefit of all direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make any interest, premium, principal or other payments on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that we received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or there has been a change in U.S. federal income tax law, and, in either case, under then current U.S. law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•	In the case of the subordinated debt securities, no default in the payment of any principal of or premium or interest on any senior debt may have occurred and be continuing, no event of default with respect to any senior debt may have resulted in acceleration of the maturity of the senior debt, and no other event of default with respect to any senior debt may have occurred and be continuing permitting the holders of such senior debt to accelerate the maturity of the senior debt. (Section 1304 in the subordinated debt indenture)

In addition, the subordinated debt indenture provides that if we choose to have the defeasance and discharge provision applied to the subordinated debt securities, the subordination provisions of the subordinated debt indenture will become ineffective.

However, even if we make the deposit in trust and opinion delivery arrangements discussed above, a number of our obligations relating to the debt securities will remain. These include our obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance

The indentures also allow us to choose whether covenant defeasance will apply to any series of debt securities. If we do so choose, we will say so in the prospectus supplement.

The indentures provide that if we choose to have the covenant defeasance provision (Section 1303) applied to any debt securities, we need not comply with, among others, the restrictions described above under “—Covenants in the Senior Debt Indenture” in the case of the senior debt indenture, in the third bullet point under “—Special Situations—Mergers and Similar Events” and, in the case of the subordinated debt indenture, the provisions relating to subordination. In addition, covenant defeasance would also render ineffective any event of default provisions relating to many of the restrictive covenants. These provisions are discussed below under “—Events of Default”. Any of our other obligations affected by covenant defeasance will be specified in the prospectus supplement.

In order to exercise the covenant defeasance option, we must put into place the same deposit in trust and similar opinion delivery arrangements as those discussed above under “—Defeasance and Discharge” and comply with other requirements set forth in the indentures.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default?    The term “event of default” means any of the following:

•	We fail to pay the principal or any premium on a debt security on the stated maturity date.

•	We fail to pay interest on a debt security within 30 days from the relevant due date.

•	We do not deposit any sinking fund payment on its due date.

•	We remain in breach of specified covenants in the indentures for 60 days after we receive a notice of default stating that we are in breach. The notice must be sent by the trustee or by holders of at least 25% in principal amount of the relevant series of debt securities.

•	Either we or PMI default under any indebtedness for money borrowed if:

(a)	that default either (1) results from the failure to pay the principal of that indebtedness at its stated maturity or (2) relates to an obligation other than the obligation to pay the principal of that indebtedness at its stated maturity and results in that indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable,

(b)	the principal amount of that indebtedness, together with the principal amount of any other indebtedness in default for failure to pay principal at stated maturity or the maturity of which has been so accelerated, aggregates $50,000,000 or more at any one time outstanding and

(c)	that indebtedness is not discharged, or the acceleration is not rescinded or annulled, within 30 days after written notice as provided in the indenture.

•	A court enters a decree of bankruptcy, insolvency or reorganization against us.

•	We file voluntary proceedings under bankruptcy, insolvency or reorganization laws.

•	Any other event of default described in the prospectus supplement occurs. (Section 501)

Remedies If an Event of Default Occurs.    If an event of default other than those described in the sixth or seventh bullet point above has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series. If any event of default described in the sixth or seventh bullet point above occurs, the entire principal amount of all the debt securities of that series shall automatically, and without any declaration or other action on the part of the trustee or any holder, become immediately due and payable. (Section 502)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indentures at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing other actions under the indentures. (Section 512)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured;

•	The holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity; and

•	No inconsistent direction must have been given to the trustee during the 60-day period from the holders of a majority in principal amount of the outstanding debt securities of the relevant series. (Section 507)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement from some of our designated officers certifying that, to their knowledge, we are in compliance with the indentures and the debt securities, or else specifying any default. (Section 1004)

DESCRIPTION OF PREFERRED STOCK WE MAY OFFER

This section describes the general terms and provisions of the preferred stock we may offer. This information may not be complete in all respects and is qualified entirely by reference to our restated certificate of incorporation, as amended. The specific terms of any series will be described in a prospectus supplement. Those terms may differ from the terms discussed below. Any series of preferred stock we issue will be governed by our restated certificate of incorporation, as amended, and by the certificate of designations relating to that series. We will file the certificate of designations with the SEC and incorporate it by reference as an exhibit to our registration statement at or before the time we issue any preferred stock of that series.

Authorized Preferred Stock

Our restated certificate of incorporation, as amended, authorizes us to issue 5,000,000 shares of preferred stock, par value $0.01 per share. We may issue preferred stock from time to time in one or more series, without stockholder approval, when authorized by our board of directors.

Upon issuance of a particular series of preferred stock, our board of directors is authorized to specify:

•	the number of shares to be included in the series;

•	the annual dividend rate for the series and any restrictions or conditions on the payment of dividends;

•	the redemption price, if any, and the terms and conditions of redemption;

•	any sinking fund provisions for the purchase or redemption of the series;

•	if the series is convertible, the terms and conditions of conversion;

•	the amounts payable to holders upon our liquidation, dissolution or winding up; and

•	any other rights, preferences and limitations relating to the series.

The board’s ability to authorize, without stockholder approval, the issuance of preferred stock with conversion and other rights, may adversely affect the rights of holders of our common stock or other series of preferred stock that may be outstanding.

No shares of our preferred stock are currently issued and outstanding.

Specific Terms of a Series of Preferred Stock

The preferred stock we may offer will be issued in one or more series. Shares of preferred stock, when issued against full payment of its purchase price, will be fully paid and non-assessable. Their par value or liquidation preference, however, will not be indicative of the price at which they will actually trade after their issue. If necessary, the prospectus supplement will provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the series of preferred stock offered by that prospectus supplement.

The preferred stock will have the dividend, liquidation, redemption and voting rights discussed below, unless otherwise described in a prospectus supplement relating to a particular series. A prospectus supplement will discuss the following features of the series of preferred stock to which it relates:

•	the designations and stated value per share;

•	the number of shares offered;

•	the amount of liquidation preference per share;

•	the initial public offering price at which the preferred stock will be issued;

•	the dividend rate, the method of its calculation, the dates on which dividends would be paid and the dates, if any, from which dividends would cumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

Rank

Unless otherwise stated in the prospectus supplement, the preferred stock will have priority over our common stock with respect to dividends and distribution of assets, but will rank junior to all our outstanding indebtedness for borrowed money. Any series of preferred stock could rank senior, equal or junior to our other capital stock, as may be specified in a prospectus supplement, as long as our restated certificate of incorporation so permits.

Dividends

Holders of each series of preferred stock shall be entitled to receive cash dividends to the extent specified in the prospectus supplement when, as and if declared by our board of directors, from funds legally available for the payment of dividends. The rates and dates of payment of dividends of each series of preferred stock will be stated in the prospectus supplement. Dividends will be payable to the holders of record of preferred stock as they appear on our books on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or non-cumulative, as discussed in the prospectus supplement.

Convertibility

Shares of a series of preferred stock may be exchangeable or convertible into shares of our common stock, another series of preferred stock or other securities or property. The conversion or exchange may be mandatory or optional. The prospectus supplement will specify whether the preferred stock being offered has any conversion or exchange features, and will describe all the related terms and conditions.

Redemption

The terms, if any, on which shares of preferred stock of a series may be redeemed will be discussed in the prospectus supplement.

Liquidation

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of The PMI Group, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount described in the related prospectus supplement plus an amount equal to any accrued and unpaid dividends for the then-current dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on that series of preferred stock are cumulative). These distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including our common stock. If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of that series will share ratably in proportion to the full liquidation preferences of each security. Holders of our preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;

•	as otherwise stated in the certificate of designations establishing the series; or

•	as required by applicable law.

No Other Rights

The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except:

•	as discussed above or in the prospectus supplement;

•	as provided in our restated certificate of incorporation and in the certificate of designations; and

•	as otherwise required by law.

Transfer Agent

The transfer agent for each series of preferred stock will be named and described in the prospectus supplement for that series.

DESCRIPTION OF COMMON STOCK WE MAY OFFER

The following summary description of our common stock is based on the provisions of our restated certificate of incorporation, as amended, and amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our restated certificate of incorporation, as amended, amended and restated bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our restated certificate of incorporation, as amended, and amended and restated bylaws, see “Available Information”.

We may offer common stock issuable upon the conversion of debt securities or preferred stock, the exercise of warrants and pursuant to stock purchase contracts.

General

The following description of our capital stock is subject to our restated certificate of incorporation, as amended, and amended and restated bylaws and the provisions of applicable Delaware law.

Authorized Capital

We currently have authority to issue 250,000,000 shares of common stock, par value $0.01 per share. As of July 31, 2003, 88,860,307 shares of our common stock were outstanding.

Voting Rights

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Our restated certificate of incorporation, as amended, provides that, unless otherwise provided by applicable law or our restated certificate of incorporation, as amended, on any matter submitted to stockholders for a vote which was approved by the affirmative vote of less than two-thirds of our directors then on our board of directors, or by less than two-thirds of the directors on a committee of our board of directors if the matter was approved by the committee, then approval requires the affirmative vote of two-thirds of our outstanding shares if the matter is one that would otherwise require under Delaware law the affirmative vote of a majority of our outstanding shares or, for all other matters, two-thirds of the shares voting at the meeting called for the vote on the matter. Any change to our amended and restated bylaws requires a two-thirds vote of our outstanding shares of common stock.

Dividend and Liquidation Rights

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as our board of directors may from time to time determine. The shares of common stock are neither redeemable nor convertible. Holders of our common stock have no preemptive or subscription rights to purchase any securities of The PMI Group. Upon liquidation, dissolution or winding up of The PMI Group, the holders of our common stock are entitled to receive pro rata the assets of The PMI Group which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Preferred Share Purchase Rights Plan

We have adopted a preferred share purchase rights plan. Under the rights plan, we will issue one right to purchase one one-hundredth of a share of a series of our preferred stock with respect to each share of common stock that is issued. However, rights issued under the rights plan will not be exercisable initially. The rights will trade with our common stock and no certificates will be issued until certain triggering events occur. The rights plan has a 10-year term from January 26, 1998, but our board of directors will review the merits of redeeming or continuing the rights plan not less than once every three years. Rights issued under the plan will be exercisable only if a person or group acquires 10% or more of our stock or announces a tender offer for 10% or more of our common stock. If a person or group acquires 10% or more of our common stock, all rightholders except the buyer will be entitled to acquire our common stock at a discount and under certain circumstances to acquire shares of the acquiring company at a discount. The rights plan contains an exception that would allow passive institutional investors to acquire up to a 15% ownership interest before the rights would become exercisable.

Statutory Provisions Addressing Business Combinations

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. This statute prohibits a publicly held Delaware corporation like us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the stockholder became an interested stockholder, unless:

•	prior to that date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in that person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by directors who are also officers and by certain employee stock plans; or

•	on or after the date the stockholder became an interested stockholder, the business combination is approved by our board of directors and authorized by the affirmative vote, and not by written consent, of at least two-thirds of our outstanding voting stock, excluding the stock owned by the interested stockholder.

A “business combination” includes a merger or consolidation, asset sale or other transaction resulting, directly or indirectly, in a financial benefit to the interested stockholder. An “interested stockholder” is a person, other than us and any direct or indirect majority owned subsidiary of ours, who:

•	is the owner of 15% or more of any class of our outstanding voting stock; or

•	is an affiliate or associate of ours and was the owner of 15% or more of any class of our outstanding voting stock at any time within the preceding three years including the affiliates or associates of that person.

Section 203 expressly exempts from the requirements described above any business combination by a corporation with an interested stockholder who became an interested stockholder at a time when the section did not apply to the corporation.

Exchange, Transfer Agent and Registrar

Our common stock is listed on the New York Stock Exchange and Pacific Stock Exchange. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF DEPOSITARY SHARES WE MAY OFFER

This section outlines some of the provisions of the deposit agreement, the depositary shares and the depositary receipts. This information may not be complete in all respects and is qualified entirely by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares relating to any particular series of preferred stock. The specific terms of any series of depositary shares will be described in the prospectus supplement. If so described in the prospectus supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.

Fractional Shares of Preferred Stock

We may elect to offer fractional interests in shares of our preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue to the public depositary shares, each of which will represent a fractional interest of a share of preferred stock as described in the prospectus supplement.

Deposit Agreement

The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to those shares of preferred stock. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will specify the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion of its fractional interest in a share of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

Depositary shares will be evidenced by one or more depositary receipts issued under the deposit agreement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock underlying the depository shares to each record depositary shareholder based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary shareholders.

If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the relevant series of preferred stock will be made available to depositary shareholders.

Withdrawal of Stock

Upon surrender of depositary receipts at the depositary’s office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related series of preferred stock and any money or other property those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related series of preferred stock on the basis described in the prospectus supplement, but holders of those whole preferred stock shares will not afterwards be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related series of preferred stock to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess number of depositary shares.

Redemption and Liquidation

The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the prospectus supplement.

Voting

Upon receiving notice of any meeting at which preferred stockholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record depositary shareholders relating to those series of preferred stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder’s depositary shares. The depositary will vote the shares of preferred stock underlying those depositary shares according to those instructions, and we will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to that preferred stock, it will abstain from voting those shares of preferred stock, unless otherwise discussed in the prospectus supplement.

Amendment and Termination of Deposit Agreement

We and the depositary may amend the depositary receipt form evidencing the depositary shares and the related deposit agreement. However, any amendment that significantly affects the rights of the depositary shareholders will not be effective unless a majority of the outstanding depositary shareholders approve that amendment. We or the depositary may terminate a deposit agreement only if:

•	we redeemed or reacquired all outstanding depositary shares relating to the deposit agreement;

•	all preferred stock of the relevant series has been withdrawn; or

•	there has been a final distribution in respect of the preferred stock of any series in connection with our liquidation, dissolution or winding up and such distribution has been made to the related depositary shareholders.

Charges of Depositary

We will pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

Each depositary will forward to the relevant depositary shareholders all our reports and communications that we are required to furnish to preferred stockholders of any series.

Neither the depositary nor The PMI Group will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement. The obligations of The PMI Group and each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, depositary shareholders or other persons believed to be competent and on documents believed to be genuine.

Title

The PMI Group, each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment in respect of that depositary share is overdue and despite any notice to the contrary, for any purpose. See “Legal Ownership and Book-Entry Issuance”.

Resignation and Removal of Depositary

A depositary may resign at any time by issuing us a notice of resignation, and we may remove any depositary at any time by issuing it a notice of removal. Resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. That successor depositary must:

•	be appointed within 60 days after delivery of the notice of resignation or removal;

•	be a bank or trust company having its principal office in the United States; and

•	have a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS WE MAY OFFER

This section outlines some of the provisions of each warrant agreement, the warrants and the warrant certificates. This information may not be complete in all respects and is qualified entirely by reference to the warrant agreement with respect to the warrants of any particular series. The specific terms of any series of warrants will be described in the prospectus supplement. If so described in a prospectus supplement, the terms of that series of warrants may differ from the general description of terms presented below.

We may issue warrants for the purchase of our debt securities, preferred stock, common stock, depositary shares or units. Warrants may be issued independently or together with debt securities, preferred stock, common stock, depositary shares or units, and may be attached to or separate from those securities.

Warrant Agreements

Each series of warrants will be evidenced by certificates issued under a separate warrant agreement to be entered into between us and a bank that we select as warrant agent with respect to such series. The warrant agent will have its principal office in the U.S. and have a combined capital and surplus of at least $50,000,000.

Issuance in Series

The prospectus supplement relating to a series of warrants will mention the name and address of the warrant agent. The prospectus supplement will describe the terms of the series of warrants in respect of which this prospectus is being delivered, including:

•	the offering price;

•	the currency for which the warrants may be purchased;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security or each principal amount of security;

•	the date on which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities that can be purchased upon exercise, and the price for purchasing those debt securities;

•	in the case of warrants to purchase preferred stock, common stock or depositary shares, the number of shares of preferred stock or common stock or the number of depositary shares, as the case may be, that can be purchased upon the exercise, and the price for purchasing those shares;

•	in the case of warrants to purchase units upon exercise, the number and type of units that can be purchased upon exercise, and the price of those units;

•	the dates on which the right to exercise the warrants will commence and expire;

•	material U.S. Federal income tax consequences of holding or exercising those warrants;

•	the terms of the securities issuable upon exercise of those warrants; and

•	any other terms of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for transfer registration, and may be exercised at the warrant agent’s corporate trust office or any other office indicated in the prospectus supplement. If the warrants are not separately transferable from the securities with which they were issued, this exchange may take place only if the certificates representing the related securities are also exchanged. Prior to warrant exercise, warrantholders will not have any rights as holders of the underlying securities, including the right to receive any principal, premium, interest, dividends, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities specified in the prospectus supplement at the exercise price mentioned in, or calculated as described in, the prospectus supplement. Unless otherwise specified in the prospectus supplement, warrants may be exercised at any time up to 5:00 p.m., New York time, on the expiration date mentioned in that prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised by delivery of the warrant certificate representing the warrants to be exercised, or in the case of global securities, as described below under “Legal Ownership and Book-Entry Issuance”, by delivery of an exercise notice for those warrants, together with certain information, and payment to the warrant agent in immediately available funds, as provided in the prospectus supplement, of the required purchase amount. The information required to be delivered will be on the reverse side of the warrant certificate and in the prospectus supplement. Upon receipt of payment and the warrant certificate or exercise notice properly executed at the office indicated in the prospectus supplement, we will, in the time period the relevant warrant agreement provides, issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by such warrant certificates are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

If mentioned in the prospectus supplement, securities may be surrendered as all or part of the exercise price for warrants.

Antidilution Provisions

In the case of warrants to purchase common stock, the exercise price payable and the number of shares of common stock purchasable upon warrant exercise may be adjusted in certain events, including:

•	the issuance of a stock dividend to common stockholders or a combination, subdivision or reclassification of common stock;

•	the issuance of rights, warrants or options to all common and preferred stockholders entitling them to purchase common stock for an aggregate consideration per share less than the current market price per share of common stock;

•	any distribution to our common stockholders of evidences of our indebtedness of assets, excluding cash dividends or distributions referred to above; and

•	any other events mentioned in the prospectus supplement.

No adjustment in the number of shares purchasable upon warrant exercise will be required until cumulative adjustments require an adjustment of at least 1% of such number. No fractional shares will be issued upon warrant exercise, but we will pay the cash value of any fractional shares otherwise issuable.

Modification

We and any warrant agent may amend any warrant agreement and the terms of the related warrants by executing a supplemental warrant agreement, without any such warrantholders’ consent, for the purpose of:

•	curing any ambiguity, any defective or inconsistent provision contained in the warrant agreement, or making any other corrections to the warrant agreement that are not inconsistent with the provisions of the warrant certificates;

•	evidencing the succession of another corporation to us and its assumption of our covenants contained in the warrant agreement and the warrants;

•	appointing a successor depository, if the warrants are issued in the form of global securities;

•	evidencing a successor warrant agent’s acceptance of appointment with respect to the warrants;

•	adding to our covenants for the warrantholders’ benefit or surrendering any right or power we have under the warrant agreement;

•	issuing warrants in definitive form, if such warrants are initially issued in the form of global securities; or

•	amending the warrant agreement and the warrants as we deem necessary or desirable and that will not adversely affect the warrantholders’ interests in any material respect.

We and the warrant agent may also amend any warrant agreement and the related warrants by a supplemental agreement with the consent of the holders of a majority of the unexercised warrants affected by such amendment, for the purpose of adding, modifying or eliminating any of the warrant agreement’s provisions or of modifying the warrantholders’ rights. However, no such amendment that:

•	reduces the number or amount of securities receivable upon warrant exercise;

•	shortens the time period during which the warrants may be exercised;

•	otherwise adversely affects the exercise rights of warrantholders in any material respect; or

•	reduces the number of unexercised warrants the consent of holders of which is required for amending the warrant agreement or the related warrants;

may be made without the consent of each holder affected by that amendment.

Consolidation, Merger and Sale of Assets

Each warrant agreement will provide that we may consolidate or merge with or into any other corporation or sell, lease, transfer or convey all or substantially all of our assets to any other corporation, provided that:

•	either we are the continuing corporation, or the corporation formed by or resulting from the consolidation or merger or that receives the assets is organized under U.S. law and assumes our obligations for the unexercised warrants and the performance of all covenants of the relevant warrant agreements; and

•	we or that successor corporation must not immediately be in default under that warrant agreement.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the relevant warrant agreement and will not assume any obligation or relationship of agency or trust for any warrantholder. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case we default in performing our obligations under the relevant warrant agreement or warrant, including any duty or responsibility to initiate any legal proceedings or to make any demand upon us. Any warrantholder may, without the warrant agent’s consent or consent of any other warrantholder, enforce by appropriate legal action its right to exercise that warrant.

Replacement of Warrant Certificates

We will replace any destroyed, lost, stolen or mutilated warrant certificate upon delivery to us and the relevant warrant agent of satisfactory evidence of the ownership of that warrant certificate and of its destruction, loss, theft or mutilation, and (in the case of mutilation) surrender of that warrant certificate to the relevant warrant agent, unless we have, or the warrant agent has, received notice that the warrant certificate has been acquired by a bona fide purchaser. That warrantholder will also be required to provide indemnity satisfactory to us and the relevant warrant agent before a replacement warrant certificate will be issued.

Title

The PMI Group, the warrant agents and any of their agents may treat the registered holder of any warrant certificate as the absolute owner of the warrants evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the warrants so requested, despite any notice to the contrary. See “Legal Ownership and Book-Entry Issuance”.

DESCRIPTION OF STOCK PURCHASE CONTRACTS WE MAY OFFER

This section outlines some of the provisions of the stock purchase contracts, the purchase contract agreement and the pledge agreement. This information is not complete in all respects and is qualified entirely by reference to the purchase contract agreement and pledge agreement with respect to the stock purchase contracts of any particular series. The specific terms of any series of stock purchase contracts will be described in a prospectus supplement. If so described in a particular supplement, the specific terms of any series of stock purchase contracts may differ from the general description of terms presented below.

Unless otherwise specified in the prospectus supplement, we may issue stock purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, preferred stock or depositary shares. The consideration per share of common stock or preferred stock or per depositary share may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may provide for settlement by delivery by or on behalf of The PMI Group of shares of common stock or preferred stock or it may provide for settlement by reference or linkage to the value, performance or trading price of our common stock, preferred stock or depositary shares. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, other stock purchase contracts or common stock, securing the holders’ obligations to purchase or sell, as the case may be, the common stock or the preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of common stock or preferred stock pursuant to the stock purchase contracts.

The securities related to the stock purchase contracts may be pledged to a collateral agent for The PMI Group’s benefit pursuant to a pledge agreement to secure the obligations of holders of stock purchase contracts to purchase common stock, preferred stock or depositary shares under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to The PMI Group’s security interest therein created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement except upon the termination or early settlement of the related stock purchase contracts or in the event other securities, cash or property is made subject to the pledge agreement in lieu of the pledged securities, if permitted by the pledge agreement, or as otherwise provided in the pledge agreement. Subject to such security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of a stock purchase contract will retain full beneficial ownership of the related pledged securities.

Except as described in the prospectus supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute such payments to The PMI Group or the purchase contract agent, as provided in the pledge agreement. The purchase agent will in turn distribute payments it receives as provided in the purchase contract agreement.

DESCRIPTION OF UNITS WE MAY OFFER

This section outlines some of the provisions of the units and the unit agreements. This information may not be complete in all respects and is qualified entirely by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units will be described in a prospectus supplement. If so described in a particular supplement, the specific terms of any series of units may differ from the general description of terms presented below.

We may issue units comprised of one or more debt securities, shares of common stock, shares of preferred stock, stock purchase contracts and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Debt Securities We May Offer”, “Description of Preferred Stock We May Offer”, “Description of Common Stock We May Offer”, “Description of Warrants We May Offer” and “Description of Stock Purchase Contracts We May Offer” will apply to each unit and to any debt security, preferred stock, common stock, warrant or stock purchase contract included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of your series will be described in the prospectus supplement.

Unit Agreements

We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the prospectus supplement.

The following provision will generally apply to all unit agreements unless otherwise stated in the prospectus supplement.

Enforcement of Rights

The unit agent under a unit agreement will act solely as our agent in connection with the units issued under that agreement. The unit agent will not assume any obligation or relationship of agency or trust for or with any holders of those units or of the securities comprising those units. The unit agent will not be obligated to take any action on behalf of those holders to enforce or protect their rights under the units or the included securities.

Except as indicated in the next paragraph, a holder of a unit may, without the consent of the unit agent or any other holder, enforce its rights as holder under any security included in the unit, in accordance with the terms of that security and the indenture, warrant agreement or other instrument under which that security is issued. Those terms are described elsewhere in this prospectus under the sections relating to debt securities, preferred stock, common stock and warrants.

Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce its rights, including any right to bring a legal action, with respect to those units or any securities, other than debt securities, that are included in those units. Limitations of this kind will be described in the prospectus supplement.

Modification Without Consent of Holders

We and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:

•	to cure any ambiguity;

•	to correct or supplement any defective or inconsistent provision; or

•	to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

Modification With Consent of Holders

We may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:

•	impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right; or

•	reduce the percentage of outstanding units or any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

•	If the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series; or

•	If the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

In each case, the required approval must be given by written consent.

Unit Agreements Will Not Be Qualified Under Trust Indenture Act

No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.

Title

The PMI Group, the unit agents and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See “Legal Ownership and Book-Entry Issuance”.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

Unless otherwise mentioned in the prospectus supplement, securities will be issued in the form of one or more global certificates, or global securities, registered in the name of a depositary or its nominee. Unless otherwise mentioned in the prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of all securities that are issued in global form. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person’s interest in the securities except as mentioned below or in the prospectus supplement. Unless definitive securities are issued under the limited circumstances described below,

•	all references in this prospectus to actions by holders of securities issued in global form refer to actions taken by DTC upon instructions from its participants; and

•	all references to payments and notices to holders refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

DTC has informed us that it is a limited purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934, as amended, and that it was created to hold securities for its participating organizations and to facilitate clearance and settlement of securities transactions among its participants through electronic book-entry. This eliminates the need for physical movement of certificates. DTC’s participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as these payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward these payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, warrant agent or unit agent as registered holders of the securities entitled to the benefits of our restated certificate of incorporation, as amended, and/or the applicable indenture, deposit agreement, warrant agreement, purchase contract agreement or unit agreement. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

Under the rules, regulations and procedures governing DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.

Because DTC can act only on behalf of participants, the ability of a beneficial owner of securities issued in global form to pledge those securities to non-participants may be limited due to the unavailability of physical certificates for these securities. Beneficial owners may also be unable to sell interests in their securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under its certificate of incorporation or the relevant indenture, deposit agreement, warrant agreement, purchase contract agreement or unit agreement only at the direction of one or more participants to whose accounts with DTC those securities are credited.

Unless otherwise mentioned in the prospect supplement, a global security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when it is required to be so registered;

•	We execute and deliver to the relevant registrar, transfer agent, trustee, depositary, warrant agent and/or unit agent an order complying with the requirements of our restated certificate of incorporation, as amended, and amended and restated bylaws or the relevant indenture, deposit agreement, warrant agreement, purchase contract agreement and/or unit agreement that this global security shall be so exchangeable; or

•	there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to those debt securities.

In these circumstances, the global security will be exchangeable for securities registered in the names that DTC directs.

DTC will generally not be required to notify its participants of the availability of definitive securities. When DTC surrenders the global security and delivers instructions for re-registration, the registrar, transfer agent, trustee, depositary, warrant agent or unit agent, as the case may be, will reissue the securities as definitive securities.

Except as described above, a global security may not be transferred except as a whole to DTC or another nominee of DTC, or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security unless the beneficial interest is in an amount equal to an authorized denomination for those securities.

None of The PMI Group, the trustees, any registrar and transfer agent, any depositary, any warrant agent, any purchase contract agent or any unit agent, or any of their agents, will have any responsibility for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

PLAN OF DISTRIBUTION

We may sell securities to or through underwriters or dealers and may also sell securities directly to other purchasers or through agents. The prospectus supplement will set forth the terms of the offering of such securities, including

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them,

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The securities may be distributed from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obliged to purchase all of the securities if they purchase any of the securities. In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents. This compensation may be in the form of discounts, concessions or commissions.

Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities could be considered underwriters, and any discounts or commissions received by them from us and any profit on the resale of securities by them could be considered underwriting discounts and commissions, under the Securities Act.

Under agreements entered into by us for the purchase or sale of securities, these underwriters and agents may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities from us under contracts requiring payment and delivery on a future date. Institutions with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions;

but in all cases we must approve these institutions. The obligations of any purchaser under these contracts will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

VALIDITY OF SECURITIES

The validity of any securities will be passed upon for us by Sullivan & Cromwell LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements of The PMI Group, Inc. appearing in The PMI Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

The PMI Group, Inc. is required to file annual, quarterly and current reports, proxy statements, any amendments to those reports and other information with the SEC. You may read and copy any documents filed by us with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Reports, proxy statements and information statements, any amendments to those reports and other information filed electronically by us with the SEC are available to the public at the SEC’s website at http://www.sec.gov.

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of The PMI Group, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

The PMI Group, Inc. incorporates by reference into this prospectus the following documents filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2002.

•	Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2002.

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

•	Our Current Report on Form 8-K dated May 1, 2003 (except for the information contained in Item 9 or any related exhibits).

•	Our Current Report on Form 8-K dated May 16, 2003.

•	Our Current Report on Form 8-K dated June 26, 2003 (except for the information contained in Item 9 or any related exhibits).

•	Our Current Report on Form 8-K dated August 6, 2003 (except for the information contained in Item 9 or any related exhibits).

•	The description of our common stock, filed in our Form 8-A dated April 5, 1995, and any amendment or report for the purpose of updating such description.

•	The description of our Senior A Junior Participating Preferred Stock Purchase Rights (currently traded with our common stock), filed in our Form 8-A dated February 2, 1998, and any amendment or report for the purpose of updating such description.

•	All documents filed by The PMI Group, Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of the filed documents referred to above, excluding exhibits, unless they are specifically incorporated by reference into those documents. You can request those documents from our Senior Vice President, Investor and Public Relations, 3003 Oak Road, Walnut Creek, California 94597, telephone (925) 658-7878.

$344,975,000

THE PMI GROUP, INC.

5.568% Senior Notes due 2008

Remarketing Prospectus Supplement

August 10, 2006

Remarketing Agent

Banc of America Securities LLC